UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Flushing Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

April 9, 2009

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Flushing Financial Corporation. The annual meeting will be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, on May 19, 2009 at 2:00 p.m., New York time. The matters to be considered by stockholders at the annual meeting are described in the accompanying materials.

It is very important that you be represented at the annual meeting regardless of the number of shares you own. Whether or not you plan to attend the meeting in person, we urge you to vote as soon as possible. You may vote by marking, signing and dating your proxy card and returning it in the envelope provided. Alternatively, you may vote over the Internet or by telephone. Voting over the Internet, by telephone or by written proxy will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend. Please review the instructions on the proxy card regarding each of these voting options.

Your continued support of and interest in Flushing Financial Corporation are sincerely appreciated.

Sincerely,

Gerard P. Tully, Sr.	John R. Buran
Chairman of the Board	President and Chief Executive Officer

FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE & TIME:	May 19, 2009 at 2:00 p.m. New York time

PLACE:	LaGuardia Marriott 102-05 Ditmars Boulevard East Elmhurst, New York 11369

ITEMS OF BUSINESS	(1) To elect four directors for a three-year term and until their successors are elected and qualified;

(2) To provide advisory approval of Flushing Financial Corporation’s executive compensation programs;

(3)    To ratify the appointment of Grant Thornton LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

(4) To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:	You are entitled to vote at the annual meeting or any adjournment of that meeting only if you were a stockholder at the close of business on Wednesday, March 25, 2009.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the information in the proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Maria A. Grasso

Corporate Secretary

Lake Success, New York

April 9, 2009

FLUSHING FINANCIAL CORPORATION

1979 Marcus Avenue, Suite E140

Lake Success, New York 11042

(718) 961-5400

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on May 19, 2009

i

Page
Director Retirement Plan	36
Deferred Compensation Program for Outside Directors	36
Indemnity Agreements	36
Director Summary Compensation Table	37
AUDIT COMMITTEE MATTERS	38
Report of the Audit Committee	38
Audit Committee Financial Expert	38
Fees Paid to Independent Registered Public Accounting Firm	38
PROPOSAL NO. 3—RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009	40
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	40
Stock Ownership of Certain Beneficial Owners	40
Stock Ownership of Management	41
Section 16(a) Beneficial Ownership Reporting Compliance	42
OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING	42
STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING	43
MISCELLANEOUS	44
APPENDIX A	A-1

ii

INTRODUCTION

This proxy statement is furnished to holders of common stock, $0.01 par value per share, of Flushing Financial Corporation (the “Company”), which is the sole stockholder of Flushing Savings Bank, FSB (the “Bank”). Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board of Directors”) to be used at the annual meeting of stockholders to be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York, 11369 at 2:00 p.m., New York time, on May 19, 2009 and at any adjournment thereof. Only holders of record of the Company’s issued and outstanding common stock as of the close of business on the record date, March 25, 2009, are entitled to notice of and to vote at the annual meeting and any adjournments thereof. This proxy statement, the accompanying notice of annual meeting of stockholders, the form of proxy, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are first being mailed on or about April 9, 2009 to all persons entitled to vote at the annual meeting.

VOTING AND PROXIES

Voting Rights and Quorum Requirement

Stockholders of record as of the close of business on March 25, 2009, the record date, are entitled to one vote for each share of common stock then held. On the record date, there were 21,715,809 shares of common stock outstanding and entitled to be voted and the Company had no other class of equity securities outstanding. Holders of a majority of the outstanding shares of common stock must be present at the annual meeting, either in person or represented by proxy, to constitute a quorum for the conduct of business. In order to ensure a quorum, you are requested to vote by proxy even if you plan to attend the annual meeting in person. You can vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. You can also vote over the Internet or by telephone, as described below.

Voting over the Internet or by Telephone

If your shares are registered in your name with our transfer agent, you may vote either over the Internet or by telephone. Specific instructions for voting over the Internet or by telephone are set forth on the enclosed proxy card. These procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may also be able to vote your shares over the Internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided by your bank or brokerage firm.

Effect of Proxy

The proxy solicited by this proxy statement, if properly signed and received by the Company in time for the annual meeting, or properly transmitted by telephone or the Internet, and not revoked prior to its use, will be voted in accordance with the instructions it contains. If you return or transmit a proxy without specifying your voting instructions, the proxy will be voted FOR election of the nominees for director described herein, FOR advisory approval of Flushing Financial Corporation’s executive compensation programs, and FOR ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. With respect to the transaction of such other business as may properly come before the meeting, each proxy received will be voted in accordance with the best judgment of the persons appointed as proxies. At this time, the Board of Directors knows of no such other business.

Revoking a Proxy

If you give a proxy, you may revoke it at any time before it is voted by (1) filing written notice of revocation with the Corporate Secretary of the Company (Corporate Secretary, Flushing Financial Corporation, 1979 Marcus Avenue, Suite E140, Lake Success, New York 11042); (2) submitting a duly executed proxy bearing a later date; or (3) appearing at the annual meeting and giving the Corporate Secretary notice of your intention to vote in person.

Votes Required for Approval

Directors are elected by a plurality of the votes cast with a quorum present. This means that nominees receiving the highest number of “FOR” votes will be elected as directors. Consequently, shares that are not voted, either because you marked your proxy card to withhold authority for all or some of the nominees or you did not complete and return your proxy card, will have no impact on the election of directors. The advisory approval of Flushing Financial Corporation’s executive compensation programs and the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the total votes cast on the proposal (whether in person or by proxy) by holders entitled to vote on the proposal, assuming a quorum is present at the meeting. Abstentions are considered present for purposes of determining the presence of a quorum and will not affect the plurality vote required for the election of directors, but will have the effect of a vote against the other proposals. Broker non-votes are considered present for purposes of determining the presence of a quorum, but not entitled to vote, so they will have no effect on the outcome of any proposal. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal under the New York Stock Exchange rules. Banks and brokers have discretionary authority to vote shares held in “street name” with respect to the election of directors, advisory approval of Flushing Financial Corporation’s executive compensation programs, and ratification of the independent registered public accounting firm.

Cost of Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow & Co., Inc., a proxy soliciting firm, will assist the Company in soliciting proxies for the annual meeting and will be paid a fee of $5,000, plus reimbursement for out-of-pocket expenses. Proxies also may be solicited personally or by telephone or telecopy by directors, officers and employees of the Company or the Bank, without additional compensation to these individuals. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 19, 2009

The Company’s proxy statement and annual report to stockholders for the year ended December 31, 2008 are available at http://materials.proxyvote.com/343873.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of 12 directors divided into three classes, each comprised of four directors. The directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes is elected each year to succeed the directors whose terms are expiring. The directors in Classes C and A are serving terms expiring at the annual meeting of stockholders in 2010 and 2011, respectively.

The directors in Class B, whose terms expire at the 2009 annual meeting, are Steven J. D’Iorio, Louis C. Grassi, Sam Han, and John E. Roe, Sr. Each of these directors has been nominated by the Board of Directors, upon the recommendation of its Nominating and Governance Committee, to stand for election for a term expiring at the annual meeting of stockholders to be held in 2012. Each of these nominees has consented to being named in this proxy statement as a Board nominee and to serve if elected.

Unless otherwise instructed, it is the intention of the proxy holders to vote the proxies received by them in response to this solicitation FOR the election of the nominees named above as directors. If any such nominee should refuse or be unable to serve, the proxies will be voted for such person as shall be designated by the Board of Directors to replace such nominee. The Board of Directors has no reason to believe that any of the Board nominees will refuse or be unable to serve as a director if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

Information About Directors

The following table sets forth certain information regarding the Board nominees and members of the Board of Directors of the Company whose terms will continue after the annual meeting. Franklin F. Regan, Jr. retired from the Board of Directors on July 1, 2008.

Name	Age(1)	Position(s) with the Company	Director Since(2)	Term Expires
Gerard P. Tully, Sr.	81	Chairman of the Board	1967	2010
John R. Buran	59	President, Chief Executive Officer and Director	2003	2010
James D. Bennett	70	Director	1998	2010
Steven J. D’Iorio	59	Director	2004	2009	(3)
Louis C. Grassi	53	Director	1998	2009	(3)
Sam Han	55	Director	2007	2009	(3)
Michael J. Hegarty	69	Director	1987	2011
John J. McCabe	65	Director	2003	2011
Vincent F. Nicolosi	69	Director	1977	2010
Donna M. O’Brien	53	Director	2004	2011
John E. Roe, Sr.	75	Director	1968	2009	(3)
Michael J. Russo	74	Director	1984	2011

(1)	As of December 31, 2008.
(2)	Where a director’s period of service relates to a period prior to May 9, 1994, the date of the Company’s incorporation, the period specified relates to the date the individual commenced service as director or trustee of the Bank or its predecessor.
(3)	Nominee for re-election at the 2009 annual meeting for a term expiring in 2012.

Set forth below is certain information with respect to the nominees and other directors of the Company. Unless otherwise indicated, the principal occupation listed below for each person has been his or her principal occupation for the past five years.

Board Nominees

Steven J. D’Iorio is the Vice President of Real Estate for Time Warner. Mr. D’Iorio has over 30 years experience in commercial real estate construction and project management. Mr. D’Iorio has held senior management positions with National Westminster Bank, Olympia & York, and Grand Central Building, Inc.

Louis C. Grassi is Managing Partner and President of Grassi & Co., CPA’s, P.C. located in Lake Success, New York, with a practice in accounting, tax and management consulting services. Mr. Grassi is also a partner and the President of Grassi Consulting and of GCM Systems, a computer company. He is a licensed certified fraud examiner, an author and an editor of a national tax and accounting publication. Mr. Grassi is a member of the Board of Directors of BRT Realty Trust.

Sam Han is currently President and Founder of The Korean Channel, Inc. and has over 20 years of business experience within the broadcast media industry. Mr. Han started the first Korean-American cable TV station in 1985, which is today the only premiere 24 hour Korean broadcasting company servicing the Greater Tri-State area on Time Warner and Cablevision. Mr. Han brought Korea’s largest newspaper (Chosun Ilbo) to New York and, in 2003, launched a Korean FM radio station. In 1994, Mr. Han published a book in South Korea titled “How to Operate CATV: Marketing Strategy and Management Know-How for Retaining Customers”. For his contributions to the media industry and local community, Mr. Han was recently awarded the 2006 Ellis Island Medal of Honor, a rare recognition from both the House of Representatives and Senate. He currently is an advisor and board member to the Flushing Town Hall.

John E. Roe, Sr. is Chairman of the Board of City Underwriting Agency, Inc., insurance brokers, located in Lake Success, New York.

Continuing Directors

Gerard P. Tully, Sr. has served as Chairman of the Board of the Company since its formation in 1994, and as Chairman of the Board of the Bank since 1980. Mr. Tully served as Chief Executive Officer of the Bank from 1981 through 1989. Mr. Tully is an officer and a director of Van-Tulco, Inc., Tulger Contracting Corp. and Tulger Construction Corp., which are construction companies, Bainbridge Avenue Corp., 1620 Ralph Avenue Corp. and Contractors Associates Inc., which are real estate holding companies, and Whitestone Properties Associates, Inc., a real estate management company.

John R. Buran has served as President and Chief Executive Officer of the Company and the Bank since July 2005. Prior to that, he served as Executive Vice President and Chief Operating Officer of the Company and the Bank from January 2001 until June 2005. Prior to joining the Company, Mr. Buran held a variety of positions within the Banking industry, including Executive Vice President of the New York Metro Division of Fleet Bank and Vice President New York Investment Sales at Citibank. Mr. Buran serves on the Board of Neighborhood Housing Services of New York where he chairs its Audit Committee. He is also a Trustee of St. Joseph’s College and a member of its Finance Committee.

James D. Bennett is of counsel with the law firm of Farrell, Fritz, P.C. in Uniondale, New York, with a practice in civil law and real estate. He also serves as Chief Executive Officer of Land Enterprises, Inc., a realty investment and management firm. Prior to July 2001, Mr. Bennett was a partner in the realty law firm of Bennett, Rice & Schure, LLP in Rockville Centre, New York. In the past, he has served as a Trustee of both the Long Island Power Authority and the New York State Conservation Fund Advisory Council, as Supervisor and a Councilman of the Town of Hempstead, and as a Commissioner of the New York State Public Service Commission.

Michael J. Hegarty served as President and Chief Executive Officer of the Company and the Bank from October 1998 until his retirement in June 2005. He joined the Company as Executive Vice President and Corporate Secretary and the Bank as Executive Vice President and Chief Operating Officer in 1995. Prior to that, he was Vice President–Finance as well as Corporate Secretary and Treasurer and a director of EDO Corporation, a manufacturer of defense systems and components.

John J. McCabe has served as Chief Investment Strategist of Shay Assets Management, Inc. for the past ten years and is co-manager of each of the following funds managed by Shay Assets Management: John Hancock Large Cap Select Fund and the Asset Management Fund Large Cap Equity Institutional Fund. He has also served as Managing Director of Sterling Manhattan Corp., an investment banking firm, and spent 19 years at Bankers Trust Company serving in various capacities, including Managing Director of the Investment Management Group, Director of Investment Research and member of the Senior Investment Policy Committee. Mr. McCabe is a past director of the New York Society of Security Analysts, having served twice as its President. He is a past director of the Financial Analysts Federation and a Founding Governor of the CFA Institute. He is also an Adjunct Professor of Finance at St. Francis College and serves on the board of the American Geographical Society.

Vincent F. Nicolosi is a partner in the law firm of Nicolosi & Nicolosi in Manhasset, New York. For over 25 years, he has been engaged in the practice of law with an emphasis on civil litigation. Since December 1998, Mr. Nicolosi has served as a Commissioner of the New York State Investigation Commission. Mr. Nicolosi served as a Queens Assistant District Attorney from 1967 to 1972. From 1973 to 1980, Mr. Nicolosi was a member of the New York State Assembly, serving as Chairman of the Assembly Insurance Committee from 1977 to 1980.

Donna M. O’Brien has served as President of Community Healthcare Strategies, LLC, a healthcare consulting organization, since its formation in 2007. Ms. O’Brien has had a nationally focused consulting practice in healthcare strategy and clinical/research program development since 2005. She currently serves on the

Board of Regents of Seton Hall University and on its Finance, Audit, and Academic Affairs Committees. From 1997 to 2004, Ms. O’Brien served as Executive Vice President and Chief Administrative Officer of Catholic Health Services of Long Island. She also served as Associate Director of the Alliance for Catholic Health and Human Services in New York and as Assistant Administrator for Hospital Administration at the University of Texas M.D. Anderson Cancer Center in Houston, Texas. Ms. O’Brien was a member of the Governor of New York State Commission on Healthcare Facilities for the Twenty First Century. She was a founding board member of the Christus Health System, a 40 hospital system in Dallas, Texas. Ms. O’Brien has served as a director of several national and local healthcare organizations. She is a graduate of the College of Holy Cross and has her master’s degree in Health Administration from St. Louis University. She is a Fellow in the American College of Healthcare Executives.

Michael J. Russo is self-employed as a consulting engineer and serves as Chairman of the Board and Corporate Secretary of Fresh Meadow Mechanical Corp., a mechanical contracting firm. Mr. Russo is President and Director of Operations of Northeastern Aviation Corp., an aircraft charter and management firm, and is a partner in AMF Associates, a commercial real estate company. Mr. Russo also serves as Chairman of the Board of Trustees of Flushing Hospital Medical Center. Prior to retiring in 2004, Mr. Russo served as Chairman of the Board of Anthony Russo, Inc., a general contracting firm, for over 40 years.

Executive Officers Who Are Not Directors

The following persons currently serve as executive officers who are not directors of the Company.

Name	Age(1)	Position(s) with the Company
David W. Fry	58	Executive Vice President, Treasurer and Chief Financial Officer
Maria A. Grasso	44	Executive Vice President, Chief Operating Officer and Corporate Secretary
Francis W. Korzekwinski	46	Executive Vice President and Chief of Real Estate Lending
Barbara A. Beckmann	50	Senior Vice President
Allen Brewer	56	Senior Vice President
Astrid Burrowes	44	Senior Vice President
Ruth E. Filiberto	50	Senior Vice President
Patricia Mezeul	49	Senior Vice President
Ronald Hartmann	53	Senior Vice President
Jeoung Jin	42	Senior Vice President
Theresa Kelly	47	Senior Vice President
Robert G. Kiraly	53	Senior Vice President
Soo Hyun Suh	47	Senior Vice President
William J. Weichsel	59	Senior Vice President

(1)	As of December 31, 2008.

Set forth below is certain information with respect to the executive officers who are not directors of the Company.

David W. Fry has been Executive Vice President, Treasurer and Chief Financial Officer of the Company since July 2007. Mr. Fry had been Senior Vice President, Treasurer and Chief Financial Officer of the Company since July 2004. Mr. Fry joined the Company in 1998 as Vice President/Controller. Prior to joining the Company, he held senior management positions at Home Federal Savings Bank, Anchor Savings Bank, and City Federal Savings Bank. Mr. Fry is a certified public accountant (inactive).

Maria A. Grasso has been Executive Vice President and Chief Operating Officer of the Company since May 2006. Prior to joining the Company, she was Senior Vice President of the Long Island Queens Division of The Bank of New York. From 1997 to 2002, she was Senior Vice President NY Metro Division of Fleet Bank, N.A. Prior to that, she held several senior management positions at NatWest Bank and Chase Manhattan Bank, N.A.

Francis W. Korzekwinski has been an Executive Vice President and Chief of Real Estate Lending of the Company since December 2006. Prior to that, he had been a Senior Vice President of the Company since 1999. Mr. Korzekwinski joined the Company in 1993 as Assistant Vice President of Commercial Real Estate and was promoted to Vice President in 1995. Prior to joining the Company, Mr. Korzekwinski was Vice President, Mortgage Officer at Bankers Federal Savings Bank, FSB for five years. Prior to that, he served as Vice President of Secondary Marketing for a mortgage banking company.

Barbara A. Beckmann has been Senior Vice President/Director of Operations of the Company since February 2008. Ms. Beckmann joined the Company in 2006 as Vice President and Operations Manager. Prior to joining the Company she was a Vice President and Division Operations Manager for The Bank of New York. From 1997 to 2004, she held several management positions at FleetBoston Financial, including Vice President, District Operations Manager and New York Risk Management Team Leader.

Allen Brewer has been Senior Vice President/Chief Information Officer of the Company since December 2008. Prior to joining the Company, he served as President of ALEL Management Corporation, a technology consulting firm, since 2007. Mr. Brewer held the position of Executive Vice President at Alliance Consulting, a global IT solutions organization servicing the financial services industry, from 2004 to 2008. Prior to that, Mr. Brewer served as Chief Information Officer of Corporate Systems at American International Group, Vice President at J.P. Morgan Chase, and Managing Director for Global Cash Management at Citigroup.

Astrid Burrowes has been Senior Vice President and Controller of the Company since March 2008. Prior to joining the Company, from 1998 to 2008, she was Senior Vice President and Controller of Delta Financial Corporation, a mortgage banking company. From 1994 to 1998, she was with KPMG, LLP, a public accounting firm. From 1984 to 1994, Mrs. Burrowes held various positions at Roslyn Savings Bank. Mrs. Burrowes is a certified public accountant.

Ruth E. Filiberto has been Senior Vice President/Director of Human Resources of the Company since August 2007. Prior to joining the Company, Ms. Filiberto held various positions, including Vice President/Director, within the Human Resource department at First Data Corporation from 1993 to 2006.

Patricia Mezeul has been Senior Vice President/Director of Government Banking of the Company since January 2008. Prior to joining the Company, Ms. Mezeul held the position of Vice President, Senior Team Leader for Commerce Bank from 2002 to 2008 where she successfully established a Government Banking team.

Ronald Hartmann has been Senior Vice President/Commercial Real Estate Lending of the Company since February 2007. Mr. Hartmann joined the Company in December 1998 as Assistant Vice President/Loan Officer. Mr. Hartmann was promoted to Vice President/Loan Officer in 2000. Prior to joining the Company, Mr. Hartmann was Vice President Commercial Real Estate Lending Officer for Long Island Savings Bank, and prior to that he served as Senior Vice President in charge of Loan Workouts for Crossland Federal Savings Bank.

Jeoung (A.J.) Jin has been Senior Vice President/Residential & Mixed-Use Real Estate Lending of the Company since February 2007. Mr. Jin joined the Company in July 1998 as Assistant Secretary/Commercial Loan Officer. Mr. Jin was promoted to Assistant Vice President/Commercial Loan officer in 2000 and to Vice President/Mortgage Loan Officer in 2002. Prior to joining the Company, Mr. Jin was Assistant Vice President, Consumer Lending Loan Officer at Korea Exchange Bank, and prior to that he held the position of Loan Administrator at Korea First Bank of New York.

Theresa Kelly has been Senior Vice President/Business Banking of the Company since May 2006. Prior to joining the Company, Ms. Kelly held various Senior Vice President positions within the Commercial Banking Group and Business Financial Services Group for Bank of America since 2000. Prior to her work at Bank of America, Ms. Kelly worked at Citibank as Senior Relationship Manager-Business and Professional Sales.

Robert G. Kiraly has been Senior Vice President/Chief Internal Auditor of the Company since June 2007. Mr. Kiraly joined the Company in July 2006 as First Vice President & Chief Auditor. Prior to joining the Company, Mr. Kiraly held senior management positions at New York Community Bank and Long Island Commercial Bank in the Executive Oversight group since 2004. Prior to that, Mr. Kiraly was the Audit Director for Sumitomo Trust & Banking Co. for over ten years.

Soo Hyun (Charlie) Suh has been Senior Vice President/Asian Market of the Company since December 2007. Prior to joining the Company, Mr. Suh held the position of Senior Vice President/Chief Financial Officer at Global Business Network Group. From 2002 to 2004 he held the position of Vice President/Small Business Relationship Manager for Fleet Bank.

William J. Weichsel has been Senior Vice President/Chief Investment Officer of the Company since June of 2007. Mr. Weichsel joined the Company in 2000 as Vice President/Chief Investment Officer. He was promoted to First Vice President/Chief Investment Officer in July 2006. Prior to joining the Company, he held financial management positions at Poughkeepsie Savings, Security Pacific Merchants Bank and the U.S. Treasury Department.

CORPORATE GOVERNANCE

Independence of Directors

The Board of Directors has determined that nine of the twelve members of the Board are independent under the Nasdaq director independence standards. Under these standards, a director is not independent if he or she has certain specified relationships with the Company or any other relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director. Mr. Buran is not independent because he is an executive officer of the Company. Mr. Tully is not deemed independent as a result of the consulting fees he receives from the Company and the Bank. Mr. Nicolosi is not deemed independent as a result of the legal fees he receives from the Bank. In evaluating the independence of the remaining directors, the Board considered the payments described below under the headings “Director Compensation—Fee Arrangements” and “Corporate Governance—Transactions with Related Persons, Promoters and Certain Control Persons” and determined that they did not impair independence.

Meetings and Committees of the Board of Directors

The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board, the President or a majority of directors in office at the time. During 2008, the Board of Directors held 12 regular meetings and five special meetings. No director attended less than 75% of the meetings of the Board of Directors and its committees on which they served. The Board of Directors has established the following committees, among others:

Compensation Committee.    The Compensation Committee is composed of Messrs. Russo (Chairman), Grassi, Han and Roe, and Ms. O’Brien, all of whom are independent under Nasdaq corporate governance standards. This committee has primary responsibility for establishing and administering the compensation and benefit programs of the Company for its executive officers and other key personnel, administering formula awards to members of the Board of Directors who are not employees of the Company or the Bank (“Outside Directors”) under the Company’s 2005 Omnibus Incentive Plan, and recommending to the Board of Directors awards to employees under the Company’s 2005 Omnibus Incentive Plan. The Compensation Committee does not have a charter. This committee meets on an as needed basis. During 2008, this committee met four times. The Report of the Compensation Committee is included on page 23.

Audit Committee.    The Audit Committee is composed of Messrs. Grassi (Chairman), Hegarty, Roe, and Russo and Ms. O’Brien, all of whom are independent under Nasdaq corporate governance standards and satisfy the SEC independence requirements for audit committee members. This committee meets at least quarterly to assist the Board of Directors in meeting its oversight responsibilities. The Audit Committee has sole authority to appoint and replace the Company’s independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of that firm. This committee reviews the results of regulatory examinations, the financial reporting process, the systems and processes of internal control and compliance, and the audit process of the Company’s independent registered public accounting firm. This committee also has the authority to engage independent counsel and other advisers. The charter of the Audit Committee is not available on the Company’s website, but is attached as Appendix A. During 2008, this committee met five times. The Report of the Audit Committee is included on page 38.

Nominating and Governance Committee.    The Nominating and Governance Committee is composed of Messrs. Roe (Chairman), Bennett, McCabe and Russo, all of whom are independent under Nasdaq corporate governance standards. This committee has primary responsibility for recommending to the Board of Directors the slate of director nominees to be proposed by the Board for election by the stockholders (as well as any director nominees to be elected by the Board to fill interim vacancies). The committee also recommends the directors to be selected for membership on the various Board committees and the chairs of those committees. The committee is responsible for developing and recommending to the Board appropriate corporate governance policies and procedures and for approving proposed related party transactions involving directors or executive officers and the Company. The charter of the Nominating and Governance Committee is not available on the Company’s website, but was attached as Appendix A to the Company’s proxy statement for its 2007 annual meeting of stockholders. This committee held two meetings during 2008.

Other Committees.    In addition to the committees described above, the Board of Directors has established an Executive Committee, an Insurance Committee, and an Investment Committee.

Bank Board and Committees.    The business of the Bank is conducted at regular and special meetings of the Bank’s Board of Directors (the “Bank Board”) and its committees. The Bank Board and the Board of Directors are identically constituted. During 2008, the Bank Board held 12 regular meetings and five special meetings. The Bank Board maintains Executive, Insurance, Investment, Compensation and Audit Committees. The membership of these committees is the same as that of the comparable committees of the Company’s Board of Directors. These committees serve substantially the same functions at the Bank level as those of the Company. The Bank Board also maintains a Loan Committee, a Compliance Committee and an Ethics Committee. No director attended less than 75% of the meetings of the Bank Board and its committees on which they served. Directors of the Bank are nominated by the Bank Board nominating committee and elected by the Company as sole stockholder of the Bank.

Director Nominations

In evaluating director candidates for purposes of recommending director candidates to the Board, the Nominating and Governance Committee will consider the following factors: the candidate’s moral character and personal integrity; whether the candidate has expertise and experience relevant to the Company’s business (including knowledge of the communities and markets served by the Bank); whether the candidate’s expertise and experience complements the expertise and experience of the other directors; whether the candidate would be considered independent under the Nasdaq corporate governance standards; whether the candidate would be independent of any particular constituency and able to represent the interests of all stockholders of the Company; the congeniality of the candidate with the other directors; whether the candidate would have sufficient time available to devote to Board activities; and any other factors deemed relevant by the committee.

The Nominating and Governance Committee will consider director candidates recommended by stockholders of the Company. Stockholders may recommend an individual for consideration by submitting to the committee the name of the individual; his or her background (including education and employment history); a statement of the particular skills and expertise that the candidate would bring to the Board; the name, address and number of shares of the Company owned by the stockholder submitting the recommendation; any relationship or interest between such stockholder and the proposed candidate; and any additional information that would be required under applicable SEC rules to be included in the Company’s proxy statement if such proposed candidate were to be nominated as a director.

Such submissions should be addressed to Flushing Financial Corporation Nominating and Governance Committee, at the Company’s executive offices. In order for a candidate to be considered by the committee for any annual meeting, the submission must be received by the committee no later than the November 1 preceding such annual meeting.

The Nominating and Governance Committee will evaluate the biographical information and background material relating to each potential candidate and may seek additional information from the submitting stockholder, the potential candidate, and/or other sources. The committee may hold interviews with selected candidates. Individuals recommended by stockholders will be considered under the same factors as individuals recommended by other sources.

Transactions with Related Persons, Promoters and Certain Control Persons

Transactions between related persons (including directors and executive officers of the Company and the Bank and their immediate family members) and the Company, the Bank or their affiliates are subject to approval by the Nominating and Governance Committee, as set forth in its charter. Officers and directors are regularly reminded of their obligation to seek committee approval of any related party transaction or potential conflict of interest. The committee considers all factors that it deems relevant, including the nature of the related party’s interest in the transaction, whether the terms are no less favorable than could be obtained in arms-length dealings with unrelated third parties, and the materiality of the transaction to the Company.

Under the Bank’s lending policies, mortgage loans are not made to directors and executive officers. There were four loans outstanding to immediate family members of directors with balances in excess of $120,000 at some time since the beginning of 2008. The highest aggregate balance of these loans at any time since January 1, 2008 was $1,167,800, and the aggregate balance of these loans at January 31, 2009 was $1,130,300. All such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank’s credit underwriting standards. No such loans were made during 2008. The Bank believes that such loans do not involve more than the normal risk of collectibility or present other unfavorable features.

From 1981 through January 2006, Franklin F. Regan, Jr. (or his law firm) had a retainer agreement with the Bank, pursuant to which he (or his law firm) was paid an annual retainer for general legal services to the Bank. In February 2006, this agreement was superseded by an annual retainer arrangement covering the provision of general legal services to the Bank, directly with the law firm of Cullen and Dykman Bleakley Platt LLP, where Mr. Regan is of counsel. In that capacity, Mr. Regan represented the Bank in connection with some of its mortgage foreclosure actions prior to his retirement effective July 1, 2008. Under an agreement between Mr. Regan and Cullen and Dykman dated July 1, 2001, Mr. Regan receives 22.5% of the fees paid by the Bank and its borrowers to Cullen and Dykman for a period of ten years, at which time the percentage payable is reduced to 12.5% for an additional ten-year period. The agreement may be terminated earlier upon either Mr. Regan’s death or the Bank’s failure to continue the services rendered by Cullen and Dykman. Termination generally entitles Mr. Regan or his heirs to receive a payment equal to, in the case of his death, two times the amount paid to him in the immediately preceding year (which payment is adjusted pro rata if cessation of services to the Bank occurs during the two-year period following his death) and, in the case of cessation of services to the Bank, $100,000. In this regard, the current fees paid by borrowers for loan closings are: $825 for residential loans; within the range of $1,200 to $1,500 for mixed-use/multi-family property transactions; and within the range of $2,000 to $8,000 for commercial real estate loans. In 2008, the Bank paid to Cullen and Dykman an aggregate of $256,352 for fees for general legal services. Borrowers paid an aggregate of $1,599,613 to Cullen and Dykman in connection with loan closings over the same period. Mr. Regan’s interest in all of the above payments from the Bank and its borrowers to Mr. Regan and/or Cullen and Dykman is an aggregate of $417,592. In connection with some of the foregoing transactions, Cullen and Dykman has engaged Ultimate Abstract Services, Inc., a title company fifty percent owned by Mr. Regan’s son. Neither the Company nor the Bank is involved in the selection of this title company, and fees and expenses for title work are generally paid by the borrowers. Borrowers paid an aggregate of approximately $428,644 to this title company in 2008 in connection with transactions to which the Bank was a party. In addition, the Bank leases office space to Cullen and Dykman in its 159-18 Northern Boulevard building at a market rental rate. Mr. Regan retired as director of the Company and the Bank effective July 1, 2008.

Effective January 1, 2006, the law firm of Nicolosi & Nicolosi, LLP, of which Vincent F. Nicolosi is a partner, was approved by the Nominating and Governance Committee of the Company to represent the Bank in connection with closings of residential and certain commercial real estate loans, the fees of which are paid by borrowers, on terms substantially the same as have applied to Mr. Regan or his law firm for substantially the same services. In 2008, the borrowers paid an aggregate of $357,619 to Mr. Nicolosi or his firm in this regard. Mr. Nicolosi is a director of the Company and the Bank.

John J. McCabe, a director of the Company and the Bank, serves as Chief Equity Strategist of Shay Assets Management, Inc. and is a co-manager and senior vice president of each of the John Hancock Large Cap Select Fund and the Asset Management Fund Large Cap Equity Institutional Fund (the “AMF Equity Fund”), which are managed by Shay Assets Management. The Bank maintains investments in two funds managed by Shay Assets Management. The Bank’s investment in these funds pre-dates Mr. McCabe’s service as a director. The portion of the management fees paid to Shay Assets Management by these funds that are attributable to investments of the Bank totaled approximately $76,455 in 2008. Mr. McCabe receives no remuneration from the funds. In addition, from time to time the Bank executes trades using the brokerage services of Shay Assets Management. In 2008, the Bank paid fees of approximately $2,000 to Shay Assets Management in connection with the purchase of bonds.

Since 1996, Mr. Tully has had a consulting agreement with the Bank and the Company, which agreement was scheduled to expire in November 2008. On November 20, 2008, the boards of directors of the Bank and the Company approved a one-year extension of the existing consulting agreement. Pursuant to this agreement, Mr. Tully, in his capacity as Chairman, consults with and advises the officers of the Bank and the Company and their respective Boards concerning certain business and financial affairs of the Bank and the Company. The consulting agreement terminates in the event Mr. Tully ceases to be Chairman, in which case he would be paid all compensation due to him at the time of termination, including his full monthly fee for the month in which the termination occurred without regard to the day of the month on which it occurred. In the event Mr. Tully ceases to be Chairman within three months following a “Change in Control” (as defined in the 2005 Omnibus Incentive Plan of Flushing Financial Corporation), he would be paid in one lump sum the amount of the aggregate fees that he would have earned if he had continued to serve until the end of the then current term of the agreement. During 2008, Mr. Tully received fees of approximately $160,000 pursuant to the consulting agreement.

Stockholder Communications with the Board of Directors

The Board of Directors has adopted the following policy by which stockholders may communicate with the Board or with individual directors or Board committees. The communication should be in writing, addressed to the Board or applicable committee or directors, c/o Corporate Secretary, Flushing Financial Corporation, at the Company’s executive offices. The Corporate Secretary will review all such correspondence received and will periodically, at least quarterly, forward to the applicable directors a summary of all such correspondence together with copies of correspondence that the Corporate Secretary believes should be seen in its entirety. Correspondence or summaries will be forwarded to the applicable directors on an expedited basis where the Corporate Secretary deems it appropriate. Communications raising concerns related to the Company’s accounting, internal controls, or auditing matters will be immediately brought to the attention of the Company’s Chief Internal Auditor and the Chairman of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Directors may at any time review a log of correspondence received by the Company that is addressed to the director (or to the full Board or a Board committee on which he or she serves) and may request copies of any such correspondence.

The Company believes that it is important for directors to directly hear concerns expressed by stockholders. Accordingly, it is the Company’s policy that Board members are expected to attend the annual meeting of stockholders absent a compelling commitment that prevents such attendance. All of the members of the Board of Directors at the time of the 2008 annual meeting attended such meeting.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees. This code is publicly available on the Company’s website at http://www.flushingsavings.com by following the links to investor relations and then corporate governance, and then Code of Business Conduct and Ethics. Any substantive amendments to the code and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC or Nasdaq rules will be disclosed in a report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

During 2008, the Compensation Committee consisted of Messrs. Russo (Chairman), Grassi, Han, and Roe, and Ms. O’Brien. None of the members of the Compensation Committee is a former officer of the Company or the Bank.

Under the Bank’s lending policies, residential mortgage loans to immediate family members of directors are made at market rates of interest and other normal terms but with reduced origination fees. One such loan that was outstanding to immediate family members of directors who were members of the Compensation Committee during 2008 had a balance in excess of $120,000 at some time since the beginning of 2008. The highest balance of that loan at any time since January 1, 2008 was $229,000, and the balance of that loan at January 31, 2009 was $224,800. Such loan was made in the ordinary course of business and was fully approved in accordance with all of the Bank’s credit underwriting standards. This loan was included in the loans described under the heading “Corporate Governance—Transactions with Related Persons, Promoters and Certain Control Persons.” No such loan was made in 2008. The Bank believes that this loan does not involve more than the normal risk of collectibility or present other unfavorable features.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our institution reported earnings growth in 2008, despite the negative economic environment. Net income for 2008 increased to $22.3 million, or $1.10 per diluted common share. Return on average equity increased to 9.55% for 2008, as compared to the thrift industry average for 2008 of 0.19% (as reported by SNL Financial in their Thrift Index). We continued to grow our balance sheet in 2008, as loans, net and deposits increased $258.5 million, or 9.57%, and $434.7 million, or 21.70%, respectively. We achieved this performance in a year that was unprecedented for the banking industry in light of the global financial and credit crisis, economic recession, stock price declines and consumer uncertainty. The U.S. banking industry as a whole experienced an overall loss in 2008. According to Standard & Poor’s U.S. Banking Industry Outlook for 2009, by any measure the industry endured liquidity and confidence shocks in 2008 that are likely to reverberate for years to come. While our share price reflected the nationwide economic weakness in general and the performance of the banking sector in particular, we remained a growing and profitable institution in 2008, and remain “well capitalized” under regulatory guidelines.

Late in 2008, the government began several programs to infuse capital into the financial sector to shore up the banking system and encourage lending. Healthy banks were encouraged to participate in these programs. At the time these programs were implemented, the government encouraged all bank participation with a goal not only of shoring up troubled banks, but also of facilitating lending by healthy banks. In particular, the $700 billion financial rescue package under the Emergency Economic Stabilization Act of 2008 (“EESA”) encouraged all healthy banks to accept funds at relatively attractive rates in order to further the policy goal of facilitating lending nationwide. On December 19, 2008, under the terms of the Troubled Asset Relief Program (“TARP”) and the specific terms of the Capital Purchase Program (“CPP”) established under EESA, the Company received $70.0 million for this purpose in accordance with terms set forth at that time. By that date, the Company’s compensation structure for 2008 had been well established and publicly disclosed.

As a result, this Compensation Discussion and Analysis (“CD&A”) sets forth what has been our typical process for setting executive compensation plans. The discussion is comprehensive regarding how we reviewed current compensation plans and made compensation decisions regarding each element of pay under our compensation philosophy, particularly how the plans are oriented regarding our pay for performance philosophy.

At the time of the Company’s TARP closing, the EESA set forth terms and conditions for acceptance of the TARP funds. With respect to compensation, those requirements included, among other things,

•	amending the Company’s existing compensation arrangements,

•	requiring a “clawback” of any bonus or incentive compensation paid based on financial statements or performance metrics that are later proven to be materially inaccurate,

•	prohibiting “golden parachute” payments in the event of involuntary termination, and

•

having our Compensation Committee (the “Committee”) review the Company’s compensation arrangements with our senior risk officers to ensure that the arrangements do not encourage senior executive officers to take unnecessary and excessive risk that threaten the value of the Company.

Each of the named executive officers has agreed to waive his or her contractual legal rights with respect to changes in compensation arrangements that are made in order to comply with these requirements.

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (“ARRA”) into law. ARRA modified the compensation-related limitations contained under the EESA, created additional compensation-related limitations and directed the Secretary of the Treasury to establish standards for executive compensation applicable to participants in the TARP, regardless of when participation commenced.

Thus, the newly enacted compensation-related limitations apply to us and we will apply these limitations to the extent we are entitled to do so unilaterally. The provisions may be retroactive. In their existing employment agreements, none of our senior executive officers waived their contract or legal rights with respect to these new and retroactive provisions and no other officers were asked to waive their contract or legal rights. The compensation-related limitations applicable to us as added or modified by ARRA, which are subject to standards to be established by the Secretary of the Treasury, are as follows:

•

“golden parachutes” were redefined as any severance payment resulting from involuntary termination of employment, or from bankruptcy of the employer, except for payments for services performed or benefits accrued. Consequently under ARRA, we are prohibited from making any severance payment to our senior executive officers,

•

the payment or accrual of any bonus, retention award or incentive compensation to any of our senior executive officers was prohibited other than awards of long-term restricted stock that (i) do not fully vest during the TARP program, (ii) have a value not greater than one-third of the total annual compensation of the award recipient and (iii) are subject to such other restrictions as may be determined by the Secretary of the Treasury. We do not know whether awards of incentive stock options are covered by this prohibition. The prohibition on bonus, incentive compensation and retention awards does not preclude payments required under written employment contracts entered into on or prior to February 11, 2009.

In light of the uncertainty created by these rules, including as a result of the absence of rulemaking guidance at this time, this discussion and analysis will focus on explaining the Company’s compensation philosophy for 2008. In the current unprecedented environment, the traditional mix of tools used to motivate and retain employees is not viewed as providing the incentive or retention value formerly intended. The Company’s executive compensation program for 2009 will need to be significantly different in order to comply with requirements of EESA and ARRA and retain the required skills and experience of the Company’s management through these challenging times.

Introduction

The Compensation Committee of the Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s executive compensation philosophy. The Committee approves all executive compensation subject to final approval by the Board of Directors. The Committee consists of directors who are independent under Nasdaq corporate governance standards. The Committee believes that the performance of the Company’s executive officers has the potential to impact both short-term and long-term profitability of the Company. Therefore, the Committee strives to ensure that the total compensation paid to the Company’s executives is fair, reasonable and competitive.

In this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during the fiscal year ended December 31, 2008, as well as the other individuals included in the Summary Compensation Table on page 25, are referred to as the “named executive officers.” Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other executive officers of the Company.

Executive Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals of the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of its peer companies. To that end, the Committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Chairman of the Board of Directors and the Chief Executive Officer annually review the performance of each named executive officer (other than the Chief Executive Officer whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers.

Determining Executive Compensation

The Company’s executive compensation program is intended to link management’s pay with the Company’s annual and long-term performance. The Committee believes it is important to attract and retain highly qualified executive officers by providing compensation opportunities that are both competitive with the market for executive talent and consistent with the Company’s performance. Since 2003, the Committee has retained Pearl Meyer & Partners (the “Consultant”), an independent nationally recognized compensation consulting firm, to advise the Committee with respect to compensation of the Company’s executive officers. The Consultant is retained by the Committee and reports directly to the Committee. The Consultant was instrumental in the development of the pay for performance philosophy of the Company and the development of the shareholder approved 2005 Omnibus Incentive Plan (the “Omnibus Plan”). In 2008, as in prior years, the Committee engaged the Consultant and was presented with an executive total direct compensation analysis and recommendations by the Consultant with regard to several executive officers, including the named executive officers. The Consultant utilized a group of publicly-traded financial institutions (collectively the “Peer Group”), disclosed below, and published industry survey sources which included the 2007/2008 Watson Wyatt Financial Institutions Benchmark Survey and the 2007 Clark Consulting Banking Compensation Survey Report (Northeast), in its analysis. The Committee reviewed the analysis and recommendations from the Consultant and implemented these recommendations with regard to salary and equity awards for 2008.

The Company’s executive compensation program includes both short-term cash compensation and long-term equity compensation, with an emphasis on short-term cash compensation that is tied to the Company’s performance. The Committee believes that such allocation is needed to attract and retain executive officers in the New York metropolitan market. The need for talented executives has become even more acute as the economic environment and impending regulation presents the Company with unprecedented challenges.

In determining the amount of compensation for the named executive officers, the Committee initially reviews each element of total direct compensation against the Peer Group. The Peer Group, which is proposed by the Consultant and is periodically reviewed and updated, consists of Northeast banks that the Committee believes the Company competes with for talent and for stockholder investment. In 2008, as in prior years, the Committee targeted base salary for each of the executive officers to the Peer Group’s median in order to remain competitive in the market. Based on the recommendation of the Consultant, the Committee has believed that setting salaries within a range of plus or minus 20 percent of the median salary of the Peer Group has been sufficient to reward for long-term sustained individual performance. Total direct compensation was targeted to reflect the performance of the Company so that when the Company performs at the 75th percentile against its peers, compensation will be near the 75th percentile of the market. The Company has consistently performed at or above the 75th percentile of the thrift industry based on certain financial and operational performance indicators. The Peer Group analysis is performed and reviewed annually and the annual performance based incentive awards are based on the Company’s performance and/or departmental goals for that year. Our philosophy of determining long-term equity awards has been typically targeted at the 75th percentile, and was determined by the Committee according to performance as outlined in the “Long Term Equity Incentive Compensation” section.

The Consultant constructed a two tier Peer Group as follows in order to capture an appropriate view of the Company’s competitors:

•

Tier I consisted of two New York City area banks that the Company considers its direct competitors but which are significantly larger than the Company. Therefore, such banks were used as a frame of reference but not for the direct compensation analysis. Tier I consisted of:

New York Community Bancorp, Inc.	Astoria Financial Corporation

•

Tier II consisted of 19 banks which are closer to the Company’s size (no more than twice as large and no less than half the size of the Company) and which are located in major urban/suburban areas of the Northeast United States:

Provident Financial Services, Inc.	TrustCo Bank Corp., Inc.
Signature Bank	Beneficial Mutual Bancorp, Inc.
Dime Community Bancshares, Inc.	Provident New York Bancorp
Brookline Bancorp, Inc.	WSPS Financial Corporation
Sterling Bancorp	Harleysville National Corporation
Hudson Valley Holding Corp.	Washington Trust Bancorp, Inc.
Lakeland Bancorp, Inc.	Smithtown Bancorp
Berkshire Hills Bancorp, Inc.	National Penn Bancshares, Inc.
Investors Bancorp, Inc. (MHC)	NBT Bancorp, Inc.
Community Bank System Inc.

In addition to the Peer Group review, the Committee considered other factors when determining compensation amounts, such as the individual executive’s level of responsibility and individual performance and the financial and operational performance of the Company and the Bank in relation to internal budgeted amounts and performance of competitors. Indicators of financial and operational performance considered by the Committee include, among others, total assets, pre-tax income, earnings per share, return on average equity and book value per share. The achievements of certain strategic goals that are part of the Company’s strategic plan were also taken into consideration. The Committee also compared the Company’s performance against the performance of the Peer Group with respect to certain other indicators, including such performance measures as return on average assets, return on average equity, net interest margin, and efficiency ratio.

2008 Executive Compensation Components

For the fiscal year ended December 31, 2008, the principal components of compensation for the named executive officers were:

•	base salary;

•	performance based incentive cash bonus;

•	long-term equity incentive compensation;

•	retirement benefits; and

•	perquisites and other personal benefits.

Allocating Executive Compensation

Total direct compensation consists of base salaries plus performance based incentive cash bonuses and long-term equity incentive compensation. The percentages described below are based on the full grant date fair value of annual compensation (calculated in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”)). These amounts differ from the amounts included in the Summary Compensation Table under the columns “Stock Awards,” “Option Awards” and “Total,” which were calculated in accordance with SEC regulations under which the value of an equity award is spread over the years during which it is earned.

For the fiscal year ended December 31, 2008, the Committee allocated compensation for the named executive officers as follows:

•	Base salaries ranged from 48% to 61% of total direct compensation;

•	Performance based incentive cash bonuses ranged from 26% to 49% of base salaries, and from 16% to 25% of total direct compensation; and

•	Long-term equity incentive compensation ranged from 23% to 34% of total direct compensation.

The Committee looked at all elements of total direct compensation in order to provide a mix of compensation components to the named executive officers.

Base Salary

Base salary is designed to provide competitive levels of guaranteed compensation to executives based upon their experience, duties and scope of responsibility. The Company pays base salaries because it provides a basic level of compensation and is necessary to recruit and retain executives. An important aspect of base salary is the Committee’s ability to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities. Base salary levels are also important because they are used to determine the target amount of performance based incentive cash bonuses and the amount of retirement benefits.

As discussed above, in determining the base salary of named executive officers, the Committee considered a variety of factors in addition to the compensation paid to executives in the Peer Group, including the individual executive’s level of responsibility and individual performance, and the financial and operational performance of the Company and the Bank in relation to internal budgeted amounts and performance of competitors. The benchmarking analysis prepared by the Consultant for 2008, which was reviewed by the Committee, indicated that base salary levels of most of the Company’s named executive officers were at or below the median. Base salary increases set by the Committee for fiscal year 2008 were intended to position short-term cash compensation levels at or about the median of the Peer Group, adjusted by the results of an assessment of the Company’s and the Bank’s performance during the year as well as each individual executive’s contribution to such performance.

Performance Based Incentive Cash Bonus

In 2008, as in prior years, in addition to base salary, the Company provided named executive officers with performance based incentive cash bonuses as a form of short-term incentive to compensate them for services rendered during the year and drive achievement of performance goals for the year. In February 2007, the Board of Directors established the Company’s Annual Incentive Plan for Executives and Senior Officers (the “Incentive Bonus Plan”) as recommended by the Committee. The Incentive Bonus Plan provides for annual incentive payments to the Company’s CEO/President, Executive Vice Presidents and Senior Vice Presidents. The Committee developed the Incentive Bonus Plan in conjunction with the Consultant. The Incentive Bonus Plan is governed by the provisions of the Company’s Omnibus Plan.

The annual incentive payment to Incentive Bonus Plan participants is based on the Company’s financial performance for that year measured against certain corporate financial performance metrics established for that year. These performance metrics may be established to measure performance versus Company goals, peer group comparisons, or a combination thereof, as contemplated by the Omnibus Plan. In 2008, the incentive payments were based on Company performance except that Theresa Kelly’s incentive payments were based on a combination of Company and departmental performance.

The Incentive Bonus Plan permits the Committee to select a range within which corporate performance must fall for annual bonuses to be awarded. The range consists of a threshold level, or minimum performance level necessary to earn a bonus and below which no bonus is paid; a maximum level, or performance level necessary to earn the maximum bonus and beyond which no additional bonus can be earned; and a target level, or performance level necessary to earn the target bonus. The target level of performance is based on the Company’s Strategic Plan. Determinations of award targets and actual awards under the Incentive Bonus Plan have been generally intended to comply with Section 162(m) of the Internal Revenue Code as contemplated by the Omnibus Plan, which also permits awards not structured to so comply.

The 2008 target bonus for the CEO/President was equal to fifty percent (50%) of his base salary, the target bonus for each Executive Vice President was forty percent (40%) of his or her base salary, and the target bonus for each other participant was equal to thirty percent (30%) of his or her base salary. Failure to achieve at least the threshold level of performance would result in no bonus being paid, achievement of the threshold level of performance would result in a bonus equal to 60% of the target bonus, and performance at or beyond the maximum level of performance would result in a bonus equal to 125% of the target bonus. Performance results within these benchmarks are prorated for incentive purposes. Target, minimum and maximum bonus amounts for established performance targets were subject to reduction, but not increase, at the discretion of the Committee.

The Incentive Bonus Plan provides that the targets and awards for the CEO be developed by the Committee and approved by the Board of Directors, and for the other participants be recommended by the CEO and approved by the Committee. The target goals for 2008 under the Incentive Bonus Plan were diluted operating earnings per common share of $1.12, and return on average equity of 9.37%. Operating earnings per common share excludes any gains or losses from balance sheet or corporate restructurings, net gains (losses) from fair value adjustments for financial assets and financial liabilities carried under the fair value option of SFAS No. 159, changes to income tax laws, and merger related charges. In assessing whether 2008 target goals had been met, the Committee considered factors that affected the operating results for 2008, including the partial recovery of a loss sustained on a WorldCom, Inc. senior note and the non-operating other-than-temporary impairment charges recorded in the third and fourth quarters. The Committee agreed that diluted operating earnings per share for 2008 for purposes of the Incentive Bonus Plan would exclude the partial recovery of a loss sustained on a WorldCom, Inc. senior note and the charge recorded from the non-operating other-than-temporary impairment charges. The definition of operating earnings is the same as that taken for consideration of awards for 2007 and one that has been regularly used by analysts covering the Company’s stock. This resulted in the Committee considering operating diluted earnings per common share to be $1.22 for 2008. The Committee concluded that return on average equity would be adjusted for the items discussed above for operating diluted earnings per common share, resulting in return on average equity of 10.56% for 2008. This resulted in operating diluted earnings per share approximating the maximum level for awards, and the return on average equity exceeding the maximum level for awards. The Committee discussed the current market conditions for both the economy and the stock market, and the performance of the Company’s common stock during 2008. After a lengthy discussion, the Committee then recommended, and the Board of Directors approved, the payment of performance based incentive cash bonus awards in an amount that was slightly below the target level, rather than maximum payout level, as determined under the guidelines approved in February 2008.

The financial impact of the Board’s decision to pay at less than the level indicated by the formula for Company performance as stated in the Incentive Bonus Plan (i.e. maximum level payout) resulted in a reduced performance bonus by the following amounts: John Buran $77,794; David Fry $25,973; Maria Grasso $31,914; Francis Korzekwinski $27,695; and Theresa Kelly $11,818.

Long-Term Equity Incentive Compensation

The Company also provides named executive officers with long-term equity incentive compensation to encourage them to focus on long-term Company performance and to provide an opportunity for named executive officers and certain designated key employees to increase their stake in the Company. Historically, this has been provided by grants of restricted stock units and stock options, with the allocation between restricted stock unit awards and stock options based on the recommendations of the Committee to the Board of Directors. Although the Committee has the authority described below, its determinations are subject to approval by the Board of Directors.

Long-term equity incentive compensation awards are structured in accordance with the shareholder approved Omnibus Plan. In general, the Committee has the authority to determine all terms and conditions of awards except where such authority is limited by a provision of the Omnibus Plan. For example, subject to the Omnibus Plan’s minimum vesting requirements, the Committee may condition the grant or vesting of an award on continued service, satisfaction of performance goals, or other criteria, and the Committee may provide that the vesting conditions are waived in specified circumstances or may waive them on a case-by-case basis. In addition, the Committee has general discretion to determine the time and manner of settlement of any award, either at the time of grant or thereafter. However, the Omnibus Plan expressly prohibits the repricing of stock options without stockholder approval.

Long-term equity awards to the named executive officers were made at the Committee’s regularly scheduled meeting in June 2008. The Committee has historically made equity awards at its June meeting and used that date as the date of valuation. The Committee considered the Company’s performance against the Strategic Plan in comparison to the Peer Group and each named executive officer’s contribution to that performance. The awards were made in accordance with the recommendations previously made by the Consultant for allocation of compensation between cash and equity awards. The grants are shown in detail in the Grant of Plan Based Awards Table, below. The vesting schedule of the grants is the same as the majority of our prior grants. Specifically, the grants vest 20 percent on each of the first five anniversaries of the grant.

In January 2009 the Committee decided to change the annual equity award date from June to January of each year. This decision was made to more closely align the Company’s compensation programs with the most recent fiscal year performance.

Tax Qualified Retirement Benefits

Retirement Plan

The Company provides retirement benefits to substantially all of its employees, including the named executive officers, to provide a competitive compensation package within the market that the Company operates. The Retirement Plan is a defined benefit pension plan that is funded by the Bank on an actuarial basis in accordance with federal tax laws. Participants earn a vested right to their accrued retirement benefit upon completion of five years of service with the Bank or its participating affiliates. However, in an effort to reduce the cost to the Bank, in 2006 the Board of Directors froze the Retirement Plan and replaced it with the Defined Contribution Retirement Program discussed below.

As a result of the freeze, no employee can commence participation in the Retirement Plan, and no further benefits will accrue for plan participants, after the plan freeze date of September 30, 2006. Employment service after the plan freeze date will continue to be recognized in determining vested service and eligibility for early retirement.

All full-time employees of the Bank who completed one year of service prior to September 30, 2006 participate in the Retirement Plan. Participants earn an annual retirement benefit at normal retirement age (the later of age 65 or the fifth anniversary of participation) based on their compensation (not in excess of $220,000) and service through September 30, 2006. Benefits are paid in the form of an annuity. Annual benefits under the Retirement Plan are limited by federal tax laws. As a general rule, during 2008 annual benefits were limited due to federal tax law to $185,000. This limit is periodically adjusted for cost of living increases.

Defined Contribution Retirement Program

Effective October 1, 2006, the Board of Directors approved a new Defined Contribution Retirement Program (“DCRP”), which is intended to provide employees with retirement savings subsequent to the freezing of the Retirement Plan. As with the Retirement Plan, contributions to the DCRP are made by the Bank. All full-time employees who have completed one year of service receive an annual contribution equal to four percent of their eligible base salary (up to tax law limits), made in the form of Company common stock, which is available for immediate diversification into the various investment funds available under the Bank’s 401(k) Savings Plan. Employees vest in Company contributions 20 percent per year and are fully vested after five years of service (including years prior to adoption of the DCRP).

401(k) Savings Plan

The Bank offers a tax-qualified retirement savings plan pursuant to which all full-time employees are eligible to contribute up to 25 percent of their annual salary on a pre-tax basis, subject to limits prescribed by the Internal Revenue Code. For employees who have completed at least one year of service, the Company matches 50 percent of the first six percent of salary contributed to the Savings Plan. All employee contributions are fully vested upon contribution. Employees vest in Company matching contributions 20 percent per year of service and are fully vested after five years of service. Plan participants are able to direct the investment of all contributions made by the Company, as well as their own contributions, from among the investment funds made available under the plan. The investment funds available are a number of mutual funds and Company common stock.

Profit Sharing

Effective May 1, 2008, our Stock-Based Profit Sharing Plan was merged into the 401(k) Savings Plan. All full-time employees who have completed one year of service are eligible to receive a Company contribution, made in the form of Company common stock. The amount of the contribution is determined by the Company’s Board of Directors each year in its discretion. For 2008, the contribution was approximately 5.5% of eligible salary (up to tax law limits). Employees vest in Company contributions 20 percent per year of service and are fully vested after five years of service. Participants are able to direct the investment of all contributions made by the Company to the other investment funds made available under the plan.

Supplemental Retirement Benefits

In addition to the retirement benefits discussed above, the Company provides the named executive officers and certain other executives with the opportunity to participate in the supplemental retirement plans discussed below, which offers these individuals the opportunity to defer a portion of their compensation and receive benefits for compensation earned but not credited in the qualified plans due to Internal Revenue Code limitations.

Supplemental Savings Incentive Plan

Effective March 1, 2008, only Senior Vice Presidents and above may become eligible to participate in our Supplemental Savings Incentive Plan (“SSIP”). All Vice Presidents who participated in the SSIP in 2008 will continue to be eligible. A participant may contribute, through a deferral of salary, up to 15 percent of their actual compensation less six percent of their compensation as defined under the 401(k) Savings Plan. The Bank matches 50 percent of each participant’s contributions to the SSIP. Bank contributions vest 20 percent per year of service and are fully vested after five years of service. Participants direct the investments of their contributions and the Bank contributions in the SSIP among the mutual fund investments made available by the Bank.

The Bank also credits each participant’s account in the SSIP with a number of phantom shares of common stock of the Company equal to the number of shares of common stock that would have been contributed to the participant’s profit sharing account under the 401(k) Savings Plan (or the predecessor Stock-Based Profit Sharing Plan) but were not due to tax law limits. These additional credits vest 20 percent per year of service and are fully vested after five years of service.

Credits to the SSIP made as phantom shares remain invested as phantom shares (whose value is determined by reference to the price of the Company’s common stock). When dividends are paid on the common stock, dividend equivalents are deemed reinvested in additional phantom shares. The phantom shares may not be diversified as the Company wants management-level employees to have a significant investment in Company common stock and believes it is appropriate to have their supplemental retirement benefits invested in this way.

The SSIP is a non-qualified plan. As a result, participants in this plan have no interest in particular assets of the Company or the Bank, and are solely unsecured general creditors with respect to these benefits. Funds under the SSIP are placed in a rabbi trust.

Supplemental Executive Retirement Plan

Under his employment agreement, Mr. Buran participates in a supplemental executive retirement plan (the “SERP”) as discussed in detail under the heading “Potential Payments Upon Termination or Change in Control” on page 31.

Perquisites and Other Personal Benefits

Perquisites and other benefits represent a small part of the Company’s overall compensation package, and are offered only after consideration of business need. Perquisites and other personal benefits provided to the named executive officers are reviewed annually. The named executive officers are provided with the use of a company automobile. The use of company automobiles is largely for business purposes. Attributed costs of this perquisite and other personal benefits for the named executive officers for the fiscal year ended December 31, 2008 are not included in column (i) of the Summary Compensation Table on page 25 since the aggregate incremental cost to the Company due to personal use for each named executive officer was less than $10,000.

Each named executive officer and certain other officers are offered the opportunity to participate in the Bank Owned Life Insurance (“BOLI”) provided by the Bank. In the event of a BOLI participant’s death while employed by the Bank, his or her beneficiaries are entitled to a death benefit from the policy equal to two times the participant’s base salary at the time of death. Upon retirement from the Bank or termination from the Bank with five years of service, the death benefit coverage under the policy reduces to one time the base salary. At the time the Bank purchased the insurance policy providing for this coverage, it paid a single premium intended to fully fund the policy. The Summary Compensation Table on page 25 reflects the value of the insurance coverage provided under the policy in accordance with Internal Revenue Service guidelines.

Employment Agreements

The Company has entered into employment agreements with the named executive officers. Information regarding payments to the named executive officers pursuant to such employment agreements upon termination of employment or a change of control is provided under the heading “Potential Payments Upon Termination or Change in Control” on page 31.

Executive Stock Ownership Guidelines

In 2006, the Committee established stock ownership guidelines for executive officers as a way to align more closely the interests of key executives with those of the shareholders. These guidelines provide a direct linkage between executive rewards and Company results.

These stock ownership guidelines apply to all long-term equity awards made on or after June 1, 2006. The amount to be retained depends on the executive’s position. The President/CEO and Executive Vice Presidents are required to retain 50 percent of their “profit shares.” Profit shares are defined as net shares acquired following stock option exercises or vesting of full-value awards following payment of applicable withholding taxes. All Senior Vice Presidents must retain 25 percent of their profit shares. Executive officers must retain these shares until they reach age 61, after which time they may dispose annually of 20 percent of the aggregate number of profit shares then held. Compliance with these guidelines is mandatory for all executive officers of the Company.

Tax Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to each of certain executive officers, excluding from this limit “performance-based” compensation as defined for purposes of that Section. Prior to the 2002 stock option grants, the Company’s stock option plan failed to satisfy one of the technical requirements of Section 162(m), but grants made on and after the 2002 option grant date are intended to comply with the requirements of that Section. The Company’s restricted stock and incentive bonus plans were not intended to qualify as “performance-based” because the Committee believed that the flexibility afforded by the design of these plans was desirable and, in light of historical compensation levels, that compliance with Section 162(m) was unnecessary because compensation was unlikely to exceed the $1 million deduction limit. The Omnibus Plan, which was approved by stockholders at the 2005 annual meeting, currently enables the Committee to structure annual incentive bonus awards as well as restricted stock and other long-term equity awards so as to qualify as “performance-based” under Section 162(m). However, the Committee may choose to pay compensation that is not deductible under Section 162(m) if it believes such compensation is appropriate. Deductibility of incentive bonus payments to named executive officers in 2008 would not have otherwise been limited by the requirements of Section 162(m), with the exception of the CEO. Although the incentive bonus payment to Mr. Buran was not limited by Section 162(m), the deductibility of compensation to a named executive officer is limited to $500,000 per year as long as the U.S. Treasury holds the preferred stock issued under the TARP program. This limitation is prorated for 2008 for the period the U.S. Treasury held the preferred stock, December 19, 2008 through December 31, 2008.

Compensation Committee Report

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

In addition, the Compensation Committee certifies that it has reviewed with the Company’s senior risk officers the Company’s incentive compensation arrangements covering its senior executive officers and has made reasonable efforts to ensure that such arrangements do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of our financial institution.

THE COMPENSATION COMMITTEE

Michael J. Russo, Chairman

Louis C. Grassi, CPA

Sam Han

Donna M. O’Brien

John E. Roe, Sr.

PROPOSAL NO. 2

ADVISORY APPROVAL OF FLUSHING FINANCIAL CORPORATION’S EXECUTIVE COMPENSATION PROGRAMS

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”), which expanded the executive compensation requirements previously imposed by the EESA and TARP. Under these new requirements, any reporting company that has received or will receive financial assistance under TARP must submit for a separate advisory shareholder vote on the Company’s executive compensation, as disclosed in its Compensation Discussion and Analysis, related compensation tables, and other related material under the compensation disclosure rules of the SEC, at any annual meeting of its shareholders during the period in which any obligation arising from financial assistance provided under TARP remains outstanding.

The Compensation Committee of the Board has overseen the development of a compensation program that is described in the Compensation Discussion and Analysis section of this proxy statement and in the tables and narrative in the Executive Compensation section. The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals of the Company, and which aligns executives’ interests with those of the stockholders by rewarding performance above established goals and imposing certain stock retention requirements with the ultimate objective of improving stockholder value. The program is also designed to attract and to retain highly talented executives who are critical to the successful implementation of the Company’s strategic business plan.

Our institution reported earnings growth in 2008, despite the negative economic environment. Net income for 2008 increased to $22.3 million, or $1.10 per diluted common share. Return on average equity increased to 9.55% for 2008 and we continued to grow our balance sheet as loans, net and deposits increased $258.5 million, or 9.57%, and $434.7 million, or 21.70%, respectively. We achieved this performance in a year that was unprecedented for the banking industry. We remain a growing and profitable institution even though our share price reflects the nationwide economic weakness in general and the performance of the banking sector in particular.

Our Board of Directors is providing shareholders with the opportunity to cast an advisory vote on our compensation programs at the 2009 Annual Meeting. As set forth in the ARRA, this vote will not be binding on or overrule any decisions by our Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. The Board of Directors has determined that the best way to allow shareholders to vote on Flushing Financial Corporation’s executive compensation programs and policies is through the following resolution:

RESOLVED, that the shareholders approve Flushing Financial Corporation’s executive compensation programs, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” ADVISORY APPROVAL OF FLUSHING FINANCIAL CORPORATION’S EXECUTIVE COMPENSATION PROGRAMS.

Summary Compensation Table

The table below summarizes the total compensation of each of the named executive officers for the fiscal years ended December 31, 2008, 2007 and 2006. The Company has entered into employment agreements with the named executive officers. A description of the material terms of these employment agreements is provided under the heading “Potential Payments Upon Termination or Change in Control” on page 31.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)
John R. Buran	2008	570,000	—	245,510	43,394	290,700	10,675	155,086	(4)	1,315,365
President and Chief Executive Officer of the Company and the Bank	2007	520,000	—	225,297	47,214	272,000	9,893	134,124		1,208,528
	2006	472,500	225,000	220,744	70,093	—	25,787	139,536		1,153,660

David W. Fry	2008	236,500	—	93,135	25,838	96,900	9,674	48,395	(5)	510,442
Executive Vice President, Treasurer and Chief Financial Officer of the Company; Executive Vice President/Finance of the Bank	2007	210,000	—	68,951	17,578	89,800	8,974	39,375		434,678
	2006	185,000	68,000	51,826	12,404	—	33,451	35,503		386,184

Maria A. Grasso(6)	2008	290,000	—	79,783	59,840	119,200	—	53,717	(7)	602,540
Executive Vice President and Chief Operating Officer of the Company and the Bank, and Corporate Secretary	2007	262,500	—	49,457	50,264	109,800	—	31,039		503,060
	2006	168,269	75,000	23,558	30,533	—	—	—		297,360

Francis W. Korzekwinski	2008	255,000	—	88,470	21,722	103,600	8,313	49,499	(8)	526,604
Executive Vice President and Chief of Real Estate Lending of the Company and the Bank	2007	237,500	—	74,884	20,932	97,800	7,749	42,262		481,127
	2006	192,500	70,000	66,246	28,314	—	17,276	36,103		410,439

Theresa Kelly(6)	2008	207,500	—	30,732	14,997	56,200	—	39,046	(9)	348,475
Senior Vice President Business Banking of the Company and the Bank	2007	192,500	—	17,932	11,410	57,900	—	20,180		299,922
	2006	108,865	40,000	6,867	5,344	—	—	—		161,076

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the 401(k) Savings Plan or the Supplemental Savings Incentive Plan (“SSIP”). Amounts deferred into the SSIP are included in the “Registrant Contribution in Last Fiscal Year” column of the Nonqualified Deferred Compensation Table on page 29.
(2)	Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006 in accordance with FAS 123(R) of equity awards all of which were granted pursuant to the 2005 Omnibus Incentive Plan. Amounts recognized with respect to an award are spread over the service period for the award, and thus amounts shown in the table for any year may include amounts from awards granted in and prior to the respective year. Assumptions used in the calculation of such amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009, but disregarding the estimate of forfeitures.
(3)	Reflects amounts of the actuarial increase in the present value of the named executive officer’s benefits under the Retirement Plan, which is the Bank’s only defined benefit pension plan for employees. Amounts are determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The Retirement Plan was frozen effective September 30, 2006. There are no above-market or preferential earnings on deferred compensation because earnings under all non-qualified defined contribution and deferred compensation plans are pegged to investments that are available to the general public.
(4)	Consists of $6,900 in matching contributions to the 401(k) Savings Plan, $9,200 in contributions to the Defined Contribution Retirement Program (“DCRP”), $50,000 in contributions allocated by the Company to Mr. Buran’s SERP Account, $69,953 in contributions allocated by the Company pursuant to the SSIP, $12,893 in profit sharing contributions, and $6,140 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).
(5)	Consists of $6,393 in matching contributions to the 401(k) Savings Plan, $9,200 in contributions to the DCRP, $17,350 in contributions allocated by the Company pursuant to the SSIP, $12,893 in profit sharing contributions, and $2,559 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).
(6)	Ms. Grasso became an executive officer of the Company effective May 1, 2006. Ms. Kelly became an executive officer of the Company effective May 31, 2006. Ms. Grasso and Ms. Kelly are not eligible to participate in the Retirement Plan because it was frozen before they satisfied the eligibility requirements.

(7)	Consists of $6,900 in matching contributions to the 401(k) Savings Plan, $9,200 in contributions to the DCRP, $23,992 in contributions allocated by the Company pursuant to the SSIP, and $12,893 in profit sharing contributions, and $732 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).
(8)	Consists of $6,893 in matching contributions to the 401(k) Savings Plan, $9,200 in contributions to the DCRP, $19,559 in contributions allocated by the Company pursuant to the SSIP, $12,893 in profit sharing contributions, and $954 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).
(9)	Consists of $4,715 in matching contributions to the 401(k) Savings Plan, $8,300 in contributions to the DCRP, $12,364 in contributions allocated by the Company pursuant to the SSIP, $12,893 in profit sharing contributions and $774 representing the value attributable to Bank Owned Life Insurance provided by the Bank (in accordance with the Internal Revenue Service guidelines).

Grants of Plan Based Awards in 2008

All stock and option awards granted by the Company to the named executive officers in 2008 are shown in the following table. They were all granted under the 2005 Omnibus Incentive Plan (the “Omnibus Plan”).

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards(3) ($/sh)	Closing Market Price on Date of Grant of Option Awards(3) ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
John R. Buran	6/17/2008		16,000	19.37	19.34	76,640
	6/17/2008	11,000				213,070
David W. Fry	6/17/2008		10,500	19.37	19.34	50,295
	6/17/2008	6,500				125,905
Maria A. Grasso	6/17/2008		10,500	19.37	19.34	50,295
	6/17/2008	8,500				164,645
Francis W. Korzekwinski	6/17/2008		10,500	19.37	19.34	50,295
	6/17/2008	6,500				125,905
Theresa Kelly	6/17/2008		3,000	19.37	19.34	14,370
	6/17/2008	3,500				67,795

(1)	All of these awards are grants of restricted stock units (RSUs). The RSUs vest 20% per year beginning on the first anniversary of the date of grant, but vest in full upon the holder’s retirement, death or disability, or upon a change in control. The RSUs provide for current payment of cash dividends.
(2)	All of these options are non-qualified options with a ten-year term. The options vest 20% per year beginning on the first anniversary of the date of grant, but vest in full upon the holder’s retirement, death or disability, or upon a change in control. Options terminate immediately upon a termination for cause, 60 days after a voluntary resignation, six months after an involuntary termination without cause, two years after termination on account of retirement, death or disability, and one year after a voluntary resignation or involuntary termination without cause that follows a change in control.
(3)	Under the Omnibus Plan, the exercise price under an option award is determined by the Compensation Committee, but such price may not be less than the fair market value of the Company’s common stock on the date of the grant. Fair market value is defined as the mean of the highest and lowest quoted selling price, regular way, of the Company’s common stock on the Nasdaq Global Select Market on the last trading day before the date of grant, unless the Compensation Committee determines otherwise. Pursuant to SEC rules, this table shows both the actual exercise price of the stock option awards granted and the closing market price of the Company’s common stock on the date of grant.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units of Stock That Have Not Vested(5) ($)
John R. Buran(4)	— 3,000	16,000 12,000	19.37 16.65	6/16/2018 6/18/2017	11,000 8,000 6,000	131,560 95,680 71,760
	6,000	9,000	16.44	6/19/2016
	70,000	—	17.88	6/20/2015	12,000	143,520
	10,000	—	16.77	6/14/2014	2,000	23,920
	18,000	—	13.47	6/16/2013	—	—
	37,500	—	12.37	6/17/2012	—	—
	33,750	—	10.89	7/16/2011	—	—
	32,300	—	7.77	1/21/2011	—	—

David W. Fry(4)	—	10,500	19.37	6/16/2018	6,500	77,740
	2,000	8,000	16.65	6/18/2017	4,800	57,408
	4,000	6,000	16.44	6/19/2016	3,600	43,056
	5,000	—	17.88	6/20/2015	2,000	23,920
	10,000	—	16.77	6/14/2014	1,000	11,960
	2,400	—	13.47	6/16/2013	—	—
	2,700	—	12.37	6/17/2012	—	—
	1,800	—	10.89	7/16/2011	—	—

Maria A. Grasso(4)	—	10,500	19.37	6/16/2018	8,500	101,660
	2,000	8,000	16.65	6/18/2017	6,400	76,544
	20,000	30,000	16.79	4/30/2016	6,300	75,348

Francis W. Korzekwinski(4)	—	10,500	19.37	6/16/2018	6,500	77,740
	2,000	8,000	16.65	6/18/2017	4,800	57,408
	2,000	3,000	16.44	6/19/2016	3,600	43,056
	5,000	—	17.88	6/20/2015	2,000	23,920
	4,000	—	16.77	6/14/2014	800	9,568
	7,500	—	13.47	6/16/2013	—	—
	18,000	—	12.37	6/17/2012	—	—

Theresa Kelly(4)	—	3,000	19.37	6/16/2018	3,500	41,860
	1,000	4,000	16.65	6/18/2017	2,800	33,488
	4,000	6,000	16.74	5/30/2016	2,100	25,116

(1)	All options listed vest at a rate of 20% per year over the first five years of the ten year option term with the exception of the 2004 and 2005 option grants (expiring in 2014 and 2015) which became 100% vested on December 21 of their respective years.
(2)	Pursuant to the 2005 Omnibus Incentive Plan and the Company’s 1996 Stock Option Incentive Plan that preceded it, the exercise price equals the mean of the high and low sales price of the Company’s common stock on the last trading day before the grant date.
(3)	All restricted shares/units vest at a rate of 20% per year over a period of five years.
(4)	In 2008 the named executive officers experienced a significant decline in the value of their outstanding long term equity incentive awards, personal stock ownership, and shares held in the Bank’s qualified benefit plans. For 2008 unrealized equity related losses were approximately: John Buran $861,306; David Fry $166,006; Maria Grasso $121,518; Francis Korzekwinski $331,060 and Theresa Kelly $52,814.
(5)	Market value is based on the closing market price of the Company’s common stock on December 31, 2008.

Option Exercises and Stock Vested in 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John R. Buran	38,000	408,820	13,500	258,815
David W. Fry	—	—	4,580	87,863
Maria A. Grasso	—	—	3,700	71,604
Francis W. Korzekwinski	16,875	134,325	4,800	92,074
Theresa Kelly	—	—	1,400	27,293

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Bank’s Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
John R. Buran	Retirement Plan	5.7	155,242	—
David W. Fry	Retirement Plan	7.8	141,525	—
Maria A. Grasso(3)	Retirement Plan	—	—	—
Francis W. Korzekwinski	Retirement Plan	13.0	125,088	—
Theresa Kelly(3)	Retirement Plan	—	—	—

(1)	Number of years of credited service was frozen under the Retirement Plan as of September 30, 2006.
(2)	Present value of accumulated benefit as of December 31, 2008. See footnote 1] to the Company’s audited financial statements for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K for that year for the assumptions used in determining this value. Estimated annual retirement benefit payable as a single life annuity at age 65 to the named executive officer, based on the assumption that such officer retires at age 65 with no increase in compensation or “social security compensation” from that in effect in 2006.
(3)	Ms. Grasso and Ms. Kelly joined the Company in May of 2006. They are not eligible for the Bank’s Retirement Plan because they did not satisfy the one year of service eligibility requirement prior to the plan freeze.

Participants in the Retirement Plan earn a full annual retirement benefit at normal retirement age (the later of age 65 or the fifth anniversary of participation) equal to the sum of (1) 2% of “average annual earnings” (the average annual base salary for the three consecutive years out of the final ten years of service which produces the highest average) times years of credited service prior to March 1, 1993, up to 30 years, plus (2) 1.6% of “average annual earnings” times years of credited service after February 28, 1993, plus (3) 0.45% of “average annual earnings” in excess of “average social security compensation” (as determined pursuant to Internal Revenue Service regulations) times years of credited service after February 28, 1993. The total years of credited service taken into account cannot exceed 35 years. Participants also earn a full annual retirement benefit upon retirement at age 62 with 20 years of service. Participants earn a reduced annual early retirement benefit upon retirement at age 60 (without regard to their years of service) or if their age plus the number of years of credited service equals 75. The early retirement benefit is generally the full retirement benefit reduced by 0.25% for each month the benefit commences prior to age 65 (prior to age 62 if the retiree has 20 years of service).

The Retirement Plan was frozen effective as of September 30, 2006. As a result, no additional benefits will accrue after that date. In applying the above benefit formulas, compensation and service after September 30, 2006 will be disregarded, except that service after that date will continue to be recognized in determining vested service and eligibility for early retirement. Compensation taken into account under the plan is limited to $220,000, which is the limit that was in effect for 2006.

Benefits under the Retirement Plan are paid in the form of a monthly annuity for the life of the retiree. Retirees may elect one of several actuarially equivalent alternative annuity forms of benefit under which monthly benefits would be reduced during the life of the retiree but benefits would continue to be payable after the retiree’s death, either for the life of the retiree’s beneficiary or for a specified number of years.

Annual benefits under the Retirement Plan are limited by federal tax laws. As a general rule, during 2008 annual benefits were limited to $185,000. The Retirement Plan is funded by the Bank on an actuarial basis. Participants earn a vested right to their accrued retirement benefit upon completion of five years of service with the Bank or its participating affiliates.

Nonqualified Deferred Compensation

Pursuant to the Bank’s Supplemental Savings Incentive Plan (“SSIP”), eligible officers, including all of the named executive officers, may defer a portion of their compensation and receive matching credits with respect to such deferrals. Effective March 1, 2008, eligibility will be limited to Senior Vice Presidents and above, grandfathering all existing Vice Presidents currently participating or who will become eligible to participate in 2008. Deferral elections are made by eligible executives in December of each year for amounts to be earned in the following year. Officers may elect to defer up to 15% of salary less 6% of his or her compensation as defined under the Bank’s 401(k) Savings Plan. The Bank credits each participant with matching credits in an amount equal to 50% (or such other percentage as determined by the Board of Directors on a prospective basis) of the participant’s deferral.

All of the above credits may be invested by executives in any funds available under the SSIP. The table below shows the funds available under the SSIP, and their annual rate of return for the calendar year ended December 31, 2008, as reported by the administrator of the SSIP.

Name of Fund	Rate of Return
Goldman Sachs Growth and Income Fund	-35.25%
Goldman Sachs Structured Small Cap Growth	-38.73%
Goldman Sachs Government Income Fund	4.98%
Fidelity Money Market Fund	2.89%

Supplemental credits, in the amount that would have been credited to a participant’s account in the 401(k) Savings Plan as discretionary profit sharing contributions but for tax code limitations, are credited under the SSIP in the form of phantom shares (whose value is determined by reference to the Company’s common stock). When dividends are paid on the common stock, dividend equivalents on such phantom shares are deemed reinvested in additional phantom shares.

Benefits under the SSIP are paid in cash, in either a lump sum payment or in annual installments, as elected by the executive.

Effective July 1, 2005, pursuant to his employment agreement, Mr. Buran receives an annual contribution of $50,000 to the Supplemental Executive Retirement Plan (the “SERP”). Contributions under the SERP may be invested by Mr. Buran in the same funds available under the SSIP, which funds are listed above. Mr. Buran’s SERP is discussed in further detail under the heading “Potential Payments Upon Termination or Change in Control” on page 31. None of the other named executive officers receive contributions under the SERP.

The following table provides information regarding contributions, earnings and account balances under the SSIP and the SERP. An employee’s right to receive benefits under these plans is no greater than the right of an unsecured general creditor of the Bank or the Company.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contribution in Last Fiscal Year(2) ($)		Aggregate Earnings (Loss) in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End(3) ($)
John R. Buran	71,079	119,953	(4)	(227,383	)(5)	—	624,938	(6)
David W. Fry	23,414	17,349		(90,066)		—	167,264
Maria A. Grasso	28,942	23,992		(8,560)		—	71,420
Francis W. Korzekwinski	25,245	19,559		(33,533)		—	379,238
Theresa Kelly	20,542	12,363		(9,301)		—	41,113

(1)	Reflects amounts deferred into the SSIP. These amounts are also reported in the “Salary” column in the Summary Compensation Table on page 25.
(2)	Reflects Bank credits under the SSIP and the SERP, including amounts credited in 2009 that relate to 2008. These amounts are also reported in the “All Other Compensation” column in the Summary Compensation Table on page 25.
(3)	Consists of account balance at December 31, 2008 plus amounts credited in 2009 that relate to 2008. Includes the following amounts for each of the following named executive officers, which amounts have been reported in the “Salary” column in the Summary Compensation Table for years subsequent to 2005: Mr. Buran, $190,874; Mr. Fry, $62,519; Ms. Grasso, $46,362; Mr. Korzekwinski, $67,814; and Ms. Kelly, $20,542. Includes the following amounts for each of the following named executive officers, which amounts have been reported in the “All Other Compensation” column in the Summary Compensation Table for years subsequent to 2005: Mr. Buran, $313,918; Mr. Fry, $39,479; Ms. Grasso, $32,702; Mr. Korzekwinski, $43,962; and Ms. Kelly, $12,363.
(4)	Reflects $69,953 of contributions under the SSIP and $50,000 of contributions under the SERP.
(5)	Reflects unrealized net losses of $171,439 of earnings in the SSIP and $55,944 of in the SERP.
(6)	Reflects $526,524 in aggregate balance under the SSIP and $98,414 in aggregate balance under the SERP.

Potential Payments upon Termination or Change of Control

The following table describes the potential payments and benefits that each of the named executive officers would be entitled to receive upon termination of employment under various circumstances and upon a change of control of the Company or the Bank. In each case, the table assumes the executive’s termination or the change of control occurred on December 31, 2008. The table does not include payments the executive would be entitled to receive in the absence of one of these specified events, such as from the exercise of previously-vested stock options (which amount can be calculated from the Outstanding Equity Awards at 2008 Fiscal Year-End Table), amounts payable under the Bank’s Retirement Plan (shown in the Pension Benefits Table) and amounts payable under the SSIP (shown in the Non-Qualified Deferred Compensation Table) that were vested prior to the event. The table below also does not include benefits provided on a non-discriminatory basis to salaried employees generally, including accrued vacation, and amounts payable under the 401(k) Savings Plan.

As a result of the Company’s participation in the TARP, amounts payable to the named executive officers upon certain terminations of employment are limited. These limitations are described in general terms in the Compensation Discussion and Analysis. Because regulations implementing the applicable statutory requirements have not yet been issued, the Company is unable to quantify the effects of these requirements. Accordingly, the amounts shown in the table do not reflect the limitations imposed under the EESA and ARRA.

Potential Payments Upon Termination of Employment

	Cash Severance Payment	SERP Account(1)	Continuation of Medical / Welfare Benefits(2)	Accelerated Vesting of Equity Awards(3)	Excise Tax Gross-Up	Employee Benefit Trust(4)	Bank Owned Life Insurance (BOLI)(5)	Total Termination Benefits
John R. Buran
Voluntary Resignation Without Good Reason or Termination for Cause	—	$98,414	—	—	—	—	—	$98,414
Retirement	—	$500,000	—	$464,440	—	—	—	$964,440
Death(6)	—	$98,414	—	$464,400	—	—	$1,190,000	$2,154,440
Disability(6)	$1,195,655	$500,000	—	$464,400	—	—	—	$2,160,105
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$2,873,000	$500,000	$110,632	$464,400	—	—	—	$3,948,032
Change of Control(7)	$2,873,000	$500,000	$110,632	$464,400	$1,767,912	$1,227,829	—	$6,943,773
David W. Fry
Voluntary Resignation Without Good Reason or Termination for Cause	—	N/A	—	—	—	—	—	—
Retirement	—	N/A	—	$214,084	—	—	—	$214,084
Death(6)	—	N/A	—	$214,084	—	—	$496,000	$710,084
Disability(6)	$349,561	N/A	—	$214,084	—	—	—	$563,645
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$765,400	N/A	$104,181	$214,084	—	—	—	$1,083,665
Change of Control(7)	$765,400	N/A	$104,181	$214,084	$522,264	$472,184	—	$2,078,113
Maria A. Grasso
Voluntary Resignation Without Good Reason or Termination for Cause	—	N/A	—	—	—	—	—	—
Retirement	—	N/A	—	$253,552	—	—	—	$253,552
Death(6)	—	N/A	—	$253,552	—	—	$610,000	$863,552
Disability(6)	$429,904	N/A	—	$253,552	—	—	—	$683,456
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$939,400	N/A	$2,288	$253,552	—	—	—	$1,195,240
Change of Control(7)	$939,400	N/A	$2,288	$253,552	469,144	$266,458	—	$1,930,842

	Cash Severance Payment	SERP Account(1)	Continuation of Medical / Welfare Benefits(2)	Accelerated Vesting of Equity Awards(3)	Excise Tax Gross-Up	Employee Benefit Trust(4)	Bank Owned Life Insurance (BOLI)(5)	Total Termination Benefits
Francis W. Korzekwinski
Voluntary Resignation Without Good Reason or Termination for Cause	—	N/A	—	—	—	—	—	—
Retirement	—	N/A	—	$211,692	—	—	—	$211,692
Death(6)	—	N/A	—	$211,692	—	—	$530,000	$741,692
Disability(6)	$373,523	N/A	—	$211,692	—	—	—	$585,215
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$823,400	N/A	$27,429	$211,692	—	—	—	$1,062,521
Change of Control(7)	$823,400	N/A	$27,429	$211,692	—	$508,175	—	$1,570,696
Theresa Kelly
Voluntary Resignation Without Good Reason or Termination for Cause	—	N/A	—	—	—	—	—	—
Retirement	—	N/A	—	$100,464	—	—	—	$100,464
Death(6)	—	N/A	—	$100,464	—	—	$430,000	$530,464
Disability(6)	$303,047	N/A	—	$100,464	—	—	—	$403,508
Voluntary Resignation for Good Reason or Termination Without Cause(7)	$603,700	N/A	$337	$100,464	—	—	—	$704,501
Change of Control(7)	$603,700	N/A	$337	$100,464	$283,499	$176,243	—	$1,164,243

(1)	Mr. Buran is the only executive officer of the Company and the Bank who is entitled to receive a SERP benefit. The amount of the benefit depends on the circumstances of his termination of employment, as described below.
(2)	Reflects present value of such benefits using a 5.87% discount rate. See description under Employment Agreements following this table.
(3)	Reflects the value of restricted stock and RSUs and the option spread of stock options whose vesting is accelerated on the termination of employment or change of control, in each case based on the closing price of the Company’s common stock on December 31, 2008.
(4)	See description under Change of Control Arrangements following this table.
(5)	Death benefit under the BOLI policy is equal to two times the named executive officer’s base salary if the executive dies while employed by the Bank. If death occurs after retirement or other termination of employment from the Bank with five years of service, the death benefit reduces to one time the base salary.
(6)	In the event of termination of employment on account of death or disability prior to a change of control, the Compensation Committee may, in its sole discretion, award the executive officer a bonus for the year of termination, in an amount determined by the Compensation Committee either at the time of termination of employment or at the time bonuses to active employees are awarded, in which case the Company would pay such bonus to the executive officer or, in the event of death, to his or her designated beneficiaries or estate, as the case may be. In the event of the executive officer’s termination of employment on account of death or disability after a change of control, the Company would pay the executive officer or, in the event of death, his or her designated beneficiaries or estate, as the case may be, a pro rata portion of the bonus for the year of termination, determined by multiplying the amount of the bonus earned by the executive officer for the preceding calendar year by the number of full months of employment during the year of termination, and then dividing by 12.
(7)	If termination occurs prior to a change of control, the executive will receive a pro rata portion of the bonus payable for the year of termination (to the extent the performance goals for the year were satisfied). If termination follows a change of control, the executive will receive a pro rata portion of his or her bonus payable for the year of termination (based on the amount of bonus received in the prior year). The table includes an amount on account of this payment (in the Cash Severance Payment column) because the Company paid bonuses for 2008 in January 2009, and so a bonus for 2008 would have been payable had the change of control occurred on December 31, 2008.

Employment Agreements

The Company and the Bank currently are parties to employment agreements with Messrs. Buran, Fry, and Korzekwinski and Mses. Grasso and Kelly (collectively, the “Employment Agreements”). The Employment Agreements provide for termination of the executive’s employment by the Bank or the Company with or without cause at any time. The executive would be entitled to a lump sum severance payment and certain health and welfare benefits upon the occurrence of certain events: (1) the Company’s or the Bank’s termination of the executive’s employment for reasons other than for cause, (2) the executive’s resignation during the 60-day period commencing six months following a change of control (as defined below), or (3) the executive’s resignation from the Bank and the Company following an event which constitutes “good reason.” Good reason is defined as:

•	failure to re-elect the executive to his or her current offices;

•	a material adverse change in the executive’s functions, duties or responsibilities;

•	relocation of the executive’s place of employment outside of Queens and/or Nassau Counties (unless such location has been agreed to by the executive);

•	failure to renew the Employment Agreement by the Bank or Company;

•	a material breach of the Employment Agreement by the Bank or the Company; or

•	failure of a successor company to assume the Employment Agreement.

The lump sum severance payment under the Employment Agreements would be equal to the salary payments and bonuses (based on the highest bonus received in the last three years preceding termination) otherwise payable if the executive’s employment had continued for an additional 24 months (36 months in the case of Mr. Buran). In addition, the executive will receive a pro rata portion of his or her bonus payable for the year of termination (which, in the case of termination after a change of control, is based on the amount of bonus received in the prior year). Each named executive officer’s Employment Agreement with the Company provides that if the executive receives payments that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, the executive will be entitled to receive an additional payment, or “gross-up,” in an amount necessary to put the executive in the same after-tax position as if such excise tax had not been imposed.

The Employment Agreements entitle the executives to receive continued health and welfare benefits (including group life, disability, medical and dental benefits) for 24 months (36 months in the case of Mr. Buran) equivalent to those provided to active employees during such period, including dependent coverage. In addition, if the executive is age 55 or older at the end of such period, the executive and his or her spouse are entitled to lifetime coverage under the Bank’s retiree medical and retiree life insurance programs at the level and cost-sharing percentage in effect at the time of the executive’s termination of employment.

In the event an executive terminates employment due to “disability,” which is defined generally to mean the inability of the executive to perform his or her duties for 270 consecutive days due to incapacity, each Employment Agreement provides that the executive would receive 100% of his or her salary for the first six months, 75% for the next six months and 60% for the remainder of the term of the Employment Agreement (less any benefits payable to the executive under any disability insurance coverage maintained by the Company or the Bank). These payments are shown in the Cash Severance Payment column of the above table.

In the event of an executive’s termination due to death or disability prior to a change of control, the Committee has discretion to determine whether a bonus will be paid for the year of termination. If such termination occurs after a change of control, the executive is entitled to a pro rata bonus for the year of termination based on the amount of bonus received in the prior year.

Under Mr. Buran’s Employment Agreement, the Company credits $50,000 during each of the years 2006 through 2015 to a bookkeeping account maintained by the Company and the Bank (the “SERP Account”) for the purpose of providing supplemental retirement benefits. Amounts credited to the SERP Account are invested as directed by Mr. Buran in certain funds made available by the Bank with Mr. Buran’s consent. Upon Mr. Buran’s termination of employment with the Company or the Bank by reason of his death, or upon his voluntary resignation without “good reason,” or upon his termination for “cause” (which means (1) willful failure to perform his duties under the Employment Agreement and failure to cure such failure within sixty days following written notice thereof from the Company or the Bank, or (2) intentional engagement in dishonest conduct in connection with his performance of services for the Company or the Bank, or (3) conviction of a felony), the amount then credited to the SERP Account will be promptly paid to him (or in the case of his death, to his designated beneficiaries or his estate) in a cash lump sum. However, upon Mr. Buran’s termination of employment with the Company or the Bank by reason of his retirement, disability, voluntary resignation within one year following an event that constitutes “good reason” or discharge without “cause,” or for any reason following a “change of control” (as defined below), the

Company or the Bank will pay him a cash lump sum equal to (1) $500,000, without regard to the amount then credited to his SERP Account, or (2) the amount then credited to his SERP Account if such amount is greater than $500,000.

The Employment Agreements provide that in the event the executive’s employment terminates due to death, the executive’s beneficiaries (or estate) would receive a lump sum payment of the executive’s earned but unpaid salary, plus, in the case of Mr. Buran, payment of his SERP benefits described above.

In the event an executive terminates employment for reasons not described above or the executive’s employment is terminated for cause, the executive is entitled to receive only his or her earned but unpaid salary and any benefits payable under the terms of the Company’s and the Bank’s benefit plans.

Change of Control Arrangements

Upon a change of control (as defined below), in addition to the provisions of the Employment Agreements described above, (1) all outstanding restricted stock/units held by then-current employees and Outside Directors will immediately vest; (2) all outstanding stock options (and tandem limited stock appreciation rights (“SARs”)) held by then-current employees and Outside Directors will become immediately exercisable; (3) the exercise of an outstanding SAR within 90 days after the change of control will entitle the holder to receive a cash payment equal to the excess of (A) the highest price per share of common stock paid during the 90-day period prior to the exercise of the SAR or in the change of control over (B) the exercise price of the related stock option; and (4) the Employee Benefit Trust which was established by the Company to satisfy its obligations under certain employee benefit plans will terminate and any trust assets remaining after repayment of the Company’s loan to the trust and certain benefit plan contributions will be distributed to all full-time employees of the Company or one of its subsidiaries with at least one year of service, in proportion to their compensation over the four most recently completed calendar years plus the portion of the current year prior to the termination of the Employee Benefit Trust.

A “change of control” is generally defined, for purposes of the Employment Agreements and benefit plans maintained by the Company or the Bank, to mean:

•	the acquisition of all or substantially all of the assets of the Bank or the Company;

•

the occurrence of any event if, immediately following such event, a majority of the members of the board of directors of the Bank or the Company or of any successor corporation shall consist of persons other than Current Members (defined as any member of the Board of Directors as of the completion of the Company’s initial public offering and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors);

•	the acquisition of beneficial ownership of 25% or more of the total combined voting power of all classes of stock of the Bank or the Company by any person or group; or

•

approval by the stockholders of the Bank or the Company of an agreement providing for the merger or consolidation of the Bank or the Company with another corporation where the stockholders of the Bank or the Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

DIRECTOR COMPENSATION

The following table provides information concerning the compensation of the Company’s directors for the fiscal year ended December 31, 2008. The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. Except as noted below, all of the Company’s directors are paid at the same rate. The differences among directors in the table below are a function of, among other things, additional compensation for chairing a committee, varying numbers of meetings attended and corresponding payments of meeting fees, and payments for service on local advisory boards if applicable.

Equity awards are valued at the grant date fair value computed in accordance with FAS 123(R) and expensed ratably over the vesting period, but without reduction for assumed forfeitures. The table below includes the ratable portion of grants made both in the current and in prior years to the extent the vesting period for those grants fell in such year.

Cash Compensation Paid to Members of the Board of Directors

For the fiscal year ended December 31, 2008, members of the Board of Directors who are not employees of the Company or the Bank (“Outside Directors”) are entitled to receive an annual retainer of $30,000 from the Bank, with no additional retainer from the Company. The Chair of the Audit Committee receives an additional annual retainer of $10,000 and the Chair of the Compensation Committee receives an additional annual retainer of $5,000. Outside Directors also receive meeting fees of $1,500 for each Board or Bank Board meeting attended, $1,000 for each Audit Committee or Compensation Committee meeting attended, and $750 for each other committee meeting attended, whether or not they are members of such committee. However, where the Board of Directors and the Bank Board meet on the same day, directors receive only a single board meeting fee for such meetings. Similarly, directors receive only a single committee meeting fee where identically constituted committees of the Board of Directors and Bank Board meet on the same day.

Outside Directors who are members of the Loan Committee also receive a fee from the Bank for conducting on-site inspections of proposed real estate collateral for certain loans in excess of $1,500,000. For each day that a director conducts such inspections, the director receives a fee of $600 for the first property inspected and $200 for each additional property inspected on that day.

2005 Omnibus Incentive Plan

Pursuant to the Company’s 2005 Omnibus Incentive Plan, each Outside Director receives an annual award of 3,600 restricted stock units (“RSUs”), or shares of restricted stock if so determined by the Compensation Committee, as of June 1 of each year. Beginning in January 2009 the Committee decided to revise the annual equity award date from June 1 to January 30 of each year. Upon initial election or appointment to the Board of Directors or a change to Outside Director status, an Outside Director receives a pro rated portion of the annual award consisting of 300 shares of restricted stock (or RSUs if so determined by the Compensation Committee) for each full or partial month from the date of such person’s election or appointment or change in status to the following January 30.

Each award to an Outside Director vests with respect to one-third of the underlying shares on the June 1 (or for grants made beginning 2009, January 30) following the date of grant, and an additional one-third of the underlying shares on each of the two subsequent June 1 or January 30, provided the award holder is a director of the Company on each such date. In the event the Outside Director ceases to be a director of the Company before an award has fully vested, the unvested portion of the award is forfeited. Awards to Outside Directors become fully vested in advance of such schedule upon a change of control of the Company or the Bank (if the director is a member of the Board of Directors at such time) or upon termination of the director’s service on the Board of Directors due to death, disability or retirement. For this purpose, retirement means a director’s termination of service after five years of service as an Outside Director if the director’s age plus years of service as an Outside Director equals or exceeds 55.

Unless the Compensation Committee provides otherwise, dividends or dividend equivalents on these awards are paid on a current basis, and the awards are settled in stock. An RSU award entitles the award holder to receive one share of common stock (or the fair market value of a share in cash or other property) at a specified future time.

Director Retirement Plan

The Bank has adopted an Outside Director Retirement Plan, which provides benefits to each Outside Director who served as an Outside Director for at least five years and whose years of service as an Outside Director plus age equals or exceeds 55. Benefits are also payable to an Outside Director whose status as an Outside Director terminates due to death or disability or who is an Outside Director upon a change of control of the Company or the Bank. However, no benefits will be payable to a director who becomes an Outside Director after January 1, 2004 or who is removed for cause. An eligible director will be paid an annual retirement benefit equal to $48,000, which will be paid in equal monthly installments for the lesser of the number of months such director served as an Outside Director or 120 months.

In the event of a change of control, benefits under the plan will be paid in a cash lump sum; each eligible director will receive the equivalent of 120 months of benefits. If the Outside Director dies before receiving all benefits payable under the plan, the remaining benefits will be paid to the Outside Director’s surviving spouse. The Company has guaranteed the payment of benefits under the Outside Director Retirement Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company.

Deferred Compensation Program for Outside Directors

The Bank has adopted an Outside Director Deferred Compensation Plan pursuant to which Outside Directors may elect to defer all or a portion of their annual retainer, meeting fees, and inspection fees. Deferred amounts are credited with earnings based on certain mutual fund investments. The deferred amounts plus earnings thereon will be paid to the director in cash after the director’s termination of service, either in a lump sum or, if the director so elects, in annual installments over a period not to exceed five years. The Company has guaranteed the payment of benefits under the Outside Director Deferred Compensation Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company. As of December 31, 2008, there were no participants in this plan.

Indemnity Agreements

The Company and the Bank have entered into an indemnity agreement with each of the directors, which agreements provide for mandatory indemnification of each director or executive officer to the full extent permitted by law for any claim arising out of such person’s service to the Company or the Bank. The agreements provide for advancement of expenses and specify procedures for determining entitlement to indemnification.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to Outside Directors for the fiscal year ended December 31, 2008.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3)(4) ($)	Option Awards(5) ($)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Gerard P. Tully, Sr.	85,000	70,920	—	—	160,000	(6)	315,920
James D. Bennett	68,850	70,920	—	20,841	—		160,611
Steven J. D’Iorio	71,000	112,351	13,293	—	—		196,644
Louis C. Grassi	78,500	70,920	—	20,841	—		170,261
Sam Han	54,500	30,045	—	—	—		84,545
Michael J. Hegarty	72,500	70,920	—	—	—		143,420
John J. McCabe	61,500	129,965	7,227	36,180	—		234,872
Vincent F. Nicolosi(7)	70,850	70,920	—	—	—		141,770
Donna M. O’Brien	64,000	112,351	13,293	—	—		189,644
Franklin F. Regan, Jr.(7)(8)	47,000	70,920	—	—	—		117,920
John E. Roe, Sr.	67,500	70,920	—	—	—		138,420
Michael J. Russo	76,500	70,920	—	—	—		147,420

(1)	John Buran, the President and Chief Executive Officer of the Company and the Bank, is also a director of the Company and the Bank but is not included in this table because, as an employee of the Company and the Bank, he receives no compensation for his services as director. The compensation received by Mr. Buran as an employee of the Company and the Bank is shown in the Summary Compensation Table on page 25.
(2)	Reflects the amount of compensation earned in 2008 for an annual retainer, Board and committee meetings, local advisory boards, and property inspection fees.
(3)	Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R) and thus may include amounts from awards granted prior to 2008. The value of the grant made in 2008 for each director was $70,920. Assumptions used in the calculation of such amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009. As of December 31, 2008, each Director had the following aggregate number of stock awards outstanding: Gerard P. Tully, Sr., 7,200 RSUs Michael J. Hegarty, 7,200 RSUs; James D. Bennett, 7,200 RSUs; Steven J. D’Iorio, 8,889 shares/RSUs; Louis C. Grassi, 7,200 RSUs; Sam Han, 5,400 RSUs; John J. McCabe, 7,200 RSUs; Vincent F. Nicolosi, 7,200 RSUs; Donna M. O’Brien, 8,889 shares/RSUs; Franklin F. Regan, Jr., 0 RSUs; John E. Roe, Sr., 7,200 RSUs; and Michael J. Russo, 7,200 RSUs. References to these shares/RSUs for each Director are included in the Security Ownership Table on page 41.
(4)	The amounts shown include the effect of an accelerated expensing due to the fact that certain directors have reached retirement eligibility.
(5)	Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R) and thus includes amounts from awards granted prior to 2008. Assumptions used in the calculation of such amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009. As of December 31, 2008, each Director had the following aggregate number of stock option awards outstanding: Gerard P. Tully, Sr., 22,750; Michael J. Hegarty, 171,000 (which includes options granted while he was employed as President and Chief Executive Officer); James D. Bennett, 59,400; Steven J. D’Iorio, 16,875; Louis C. Grassi, 59,400; Sam Han, 0; John J. McCabe, 31,725; Vincent F. Nicolosi, 59,400; Donna M. O’Brien, 16,875; Franklin F. Regan, Jr., 59,400; John E. Roe, Sr., 29,700; and Michael J. Russo, 44,550.
(6)	Represents aggregate amounts earned pursuant to a consulting agreement with the Bank and the Company. An explanation of the main terms of the consulting agreement is contained under the heading “Transactions with Related Persons” on page 10.
(7)	See “Transactions with Related Persons” on page 10 for a description of certain transactions that may be deemed to result in compensation to Messrs. Nicolosi and Regan.
(8)	Mr. Regan retired as a director of the Company and the Bank on July 1, 2008.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of the Board of Directors is comprised of five Outside Directors, each of whom is independent within the meaning of the Nasdaq corporate governance standards. In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the Company’s accounting, auditing and financial reporting practices. Management is responsible for the Company’s financial reporting process, including the internal control function, and for preparing the Company’s financial statements in accordance with generally accepted accounting principles and assessing the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for examining those financial statements and expressing an opinion as to the conformity of those financial statements with generally accepted accounting principles as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In discharging its oversight responsibility, the Audit Committee (1) reviewed and discussed the audited financial statements of the Company at and for the fiscal year ended December 31, 2008 with management and the independent registered public accounting firm, (2) discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and (4) discussed with the independent registered public accounting firm its independence from the Company.

In addition, the Audit Committee monitored the Company’s progress in assessing compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and reviewed management’s report on internal control over financial reporting and the independent registered public accounting firm’s opinion on the Company’s internal control over financial reporting.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

Louis C. Grassi, CPA Chairman	Michael J. Hegarty Donna M. O’Brien	John E. Roe, Sr.	Michael J. Russo

Audit Committee Financial Expert

The Board of Directors of the Company has determined that Louis C. Grassi, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined under SEC rules, and that he is independent as defined under applicable Nasdaq listing standards. Mr. Grassi is a certified public accountant and a certified fraud examiner.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed for professional services to the Company during the fiscal years ended December 31, 2008 and 2007 by the Company’s independent registered public accounting firm.

	Fiscal Year Ended December 31,
	2008	2007
Audit Fees	$533,250	$498,508
Audit-Related Fees	89,550	80,098
Tax Fees	—	—
All Other Fees	27,300	—

Total Fees	$650,100	$578,606

Audit Fees are fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, and reviews of the Company’s quarterly financial statements.

Audit-Related Fees are fees for assurance and related services, consisting primarily of audits of, and consultation with respect to, employee benefit plans.

Tax Fees include fees for tax compliance, tax advice and tax planning.

All Other Fees consisted of work associated with Company filings of Forms S-3 and Forms S-8 with the Securities and Exchange Commission.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by the Company’s independent registered public accounting firm. During fiscal 2008 and 2007, all audit and non-audited services provided by Grant Thornton were pre-approved by the Audit Committee in accordance with its charter.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the current fiscal year. Stockholder approval for the appointment of our independent registered public accounting firm is not required, but the Audit Committee and the Board of Directors are submitting the selection of Grant Thornton for ratification by the Company’s stockholders at the annual meeting. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee will reconsider its selection. Grant Thornton served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2008. Representatives of Grant Thornton are expected to attend the 2009 annual meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

To the knowledge of the Company, the following persons were the beneficial owners of more than five percent of the outstanding shares of common stock of the Company as of February 28, 2009.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
J.P. Morgan Chase & Co.(2)	1,615,233	7.50%
270 Park Avenue
New York, New York 10017

Barclays Global Investors, NA(3)	1,322,977	6.12%
400 Howard Street
San Francisco, CA 94105

(1)	On February 28, 2009, the total number of outstanding shares of the Company’s common stock was 21,715,809.
(2)	According to its filing with the SEC on Schedule 13G/A, J.P. Morgan Chase & Co. has sole dispositive power with respect to 46,870 of these shares of common stock, shared dispositive power with respect to 1,553,563, sole voting power with regard to 56,970 of these shares, and shared voting power with regard to 2,300 of these shares. J.P. Morgan Chase & Co, through an affiliate, serves as trustee for the Flushing Financial Corporation Employee Benefit Trust. As of February 28, 2009, there were 1,397,026 shares of the Company’s common stock held in the Flushing Financial Corporation Employee Benefit Trust.
(3)	According to its filing with the SEC on Schedule 13G, Barclays Global Investors, NA. has sole dispositive power with respect to 773,385 of these shares of common stock and sole voting power with regard to 623,409 of these shares. Barclays Global Fund Advisors has sole dispositive and voting power with respect to 549,952 shares.

Stock Ownership of Management

The following table sets forth information regarding the beneficial ownership of the common stock of the Company as of February 28, 2009, by each director of the Company, by each named executive officer and by all current directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned(1)(2)		Percent of Class
Gerard P. Tully, Sr.	330,078	(3)	1.52%
John R. Buran	286,402	(4)	1.32%
James D. Bennett	107,475	(5)	0.49%
Steven J. D’Iorio	29,137	(6)	0.14%
Louis C. Grassi	105,438	(7)	0.49%
Sam Han	10,900	(8)	0.05%
Michael J. Hegarty	350,873	(9)	1.62%
John J. McCabe	64,489	(10)	0.30%
Vincent F. Nicolosi	104,765	(11)	0.48%
Donna M. O’Brien	34,137	(12)	0.16%
John E. Roe, Sr.	132,499	(13)	0.61%
Michael J. Russo	268,046	(14)	1.23%
David W. Fry	53,488	(15)	0.25%
Maria A. Grasso	40,507	(16)	0.19%
Francis W. Korzekwinski	91,809	(17)	0.42%
Theresa Kelly	18,042	(18)	0.08%
All current directors and executive officers as a group (26 persons)	2,147,690	(19)	9.89%

(1)	Under the rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared power to vote or to dispose, as well as any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person has sole voting and dispositive power as to the shares reported. Officers have the power to direct the voting and, subject to plan provisions, the disposition of shares held for their account in the 401(k) Savings Plan and have voting power over, but no economic interest in, the shares representing their proportionate voting interest in the Company’s Employee Benefit Trust. Officers and directors have the power to vote, but not the power to dispose of, unvested shares of restricted stock granted to them under the Company’s 1996 Restricted Stock Incentive Plan. The table also includes shares which the named individual had a right to acquire upon the exercise of stock options granted under the Company’s 1996 Stock Option Incentive Plan and the 2005 Omnibus Incentive Plan, which were exercisable on February 28, 2009, as well as shares which the individual would have a right to acquire under either the 1996 Restricted Stock Incentive Plan or the 2005 Omnibus Incentive Plan upon termination of employment or Board service within 60 days of February 28, 2009. No additional stock options are scheduled to become exercisable and no restricted stock units (RSUs) are scheduled to vest within 60 days after February 28, 2009, except upon termination of employment or Board service of certain individuals.
(2)	On February 28, 2009, the total number of shares of common stock outstanding was 21,715,809 (including shares held by the Employee Benefit Trust). As of February 28, 2009, other than Messrs. Tully, Hegarty, Russo and Buran, who beneficially owned 1.52%, 1.62%, 1.23% and 1.32% of the outstanding shares of common stock, respectively, each individual beneficially owned less than 1.00% of the outstanding shares of common stock, and all current directors and executive officers as a group beneficially owned 9.89% of the outstanding shares of common stock.
(3)	Includes 173,570 shares held jointly by Mr. Tully and his spouse, with whom he shares voting and dispositive power, 56,875 shares held by Mrs. Tully or an entity owned by Mrs. Tully with respect to which Mr. Tully disclaims beneficial ownership, 11,500 shares held by Tulger Contracting Corp. with respect to which Mr. Tully has sole voting and dispositive power, 1,000 shares held by Contractors Associates, Inc. with respect to which Mr. Tully has sole voting and dispositive power, and 22,750 shares underlying exercisable stock options. Also includes 10,800 shares underlying unvested RSUs that vest upon Mr. Tully’s termination of Board service.
(4)	Includes 18,069 shares credited to Mr. Buran’s account in the 401(k) Savings Plan, 210,550 shares underlying exercisable stock options, and 5,996 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 47,800 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(5)	Includes 59,400 shares underlying exercisable stock options. Also includes 10,800 shares underlying unvested RSUs that vest upon Mr. Bennett’s termination of Board service.

(6)	Includes 13,500 shares underlying exercisable stock options and 1,689 unvested shares of restricted stock. Excludes 10,800 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(7)	Includes 59,400 shares underlying exercisable stock options. Also includes 10,800 shares underlying unvested RSUs that vest upon Mr. Grassi’s termination of Board service.

(8)	Excludes 9,000 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(9)	Includes 86,000 shares underlying exercisable stock options. Also includes 10,800 shares underlying unvested RSUs that vest upon Mr. Hegarty’s termination of Board service.
(10)	Includes 31,725 shares underlying exercisable stock options. Also includes 10,800 shares underlying unvested RSUs that vest upon Mr. McCabe’s termination of Board service.
(11)	Includes 10,597 shares held jointly by Mr. Nicolosi and his spouse, with whom he shares voting and dispositive power, and 59,400 shares underlying exercisable stock options. Also includes 10,800 shares underlying unvested RSUs that vest upon Mr. Nicolosi’s termination of Board service.
(12)	Includes 13,500 shares underlying exercisable stock options and 1,689 unvested shares of restricted stock. Excludes 10,800 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(13)	Includes 15,225 shares held by Mrs. Roe with respect to which Mr. Roe disclaims beneficial ownership. Also includes 8,000 shares held by City Underwriting Agency, Inc. Defined Profit Sharing Plan and Trust, with respect to which Mr. Roe shares voting and dispositive power, and 29,700 shares underlying exercisable stock options. Also includes 10,800 shares underlying unvested RSUs that vest upon Mr. Roe’s termination of Board service.
(14)	Includes 212,696 shares held jointly by Mr. Russo and his spouse, with whom he shares voting and dispositive power, and 44,550 shares underlying exercisable stock options. Also includes 10,800 shares underlying unvested RSUs that vest or become exercisable upon Mr. Russo’s termination of Board service.
(15)	Includes 12,453 shares credited to Mr. Fry’s account in the 401(k) Savings Plan, 27,900 shares underlying exercisable stock options, and 5,996 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 23,100 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(16)	Includes 6,496 shares credited to Ms. Grasso’s account in the 401(k) Savings Plan, 22,000 shares underlying exercisable stock options, and 5,996 shares representing her proportionate voting interest in the Employee Benefit Trust. Excludes 28,000 shares underlying unvested RSUs that are to be settled in common stock upon vesting, which is not expected to occur within 60 days.
(17)	Includes 13,184 shares held jointly by Mr. Korzekwinski and his spouse, with whom he shares voting and dispositive power. Also includes 34,129 shares credited to Mr. Korzekwinski’s account in the 401(k) Savings Plan, 38,500 shares underlying exercisable stock options, and 5,996 shares representing his proportionate voting interest in the Employee Benefit Trust. Excludes 22,900 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(18)	Includes 5,420 shares credited to Ms. Kelly’s account in the 401(k) Savings Plan, and 5,000 shares underlying exercisable stock options. Excludes 11,200 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.
(19)	Includes 104,249 shares credited to accounts of executive officers in the 401(k) Savings Plan 3,378 unvested shares of restricted stock held by directors, 760,975 shares underlying exercisable stock options held by executive officers and directors, and 77,948 shares representing the proportionate voting interest of executive officers in the Employee Benefit Trust. Also includes 86,400 shares underlying unvested RSUs that vest upon termination of Board service. Excludes 225,410 shares underlying unvested RSUs that are to be settled in common stock upon vesting which is not expected to occur within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2008, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its executive officers and directors were complied with.

OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING

The last date for timely filing stockholder proposals relating to the annual meeting under the Company’s bylaws was March 20, 2009. As of the date of this proxy statement, the Board of Directors has not received notice of any business, and presently knows of no business, that will be presented for consideration at the annual meeting other than as stated in the notice of annual meeting of stockholders that is attached to this proxy statement. If, however, other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

To Present Proposal at Annual Meeting. The bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Corporate Secretary of the Company which must be received not more than ninety days nor less than sixty days prior to the anniversary of the date of the immediately preceding annual meeting. In accordance with these provisions, a stockholder proposal in connection with the 2010 annual meeting of stockholders must be received by the Corporate Secretary on or before March 19, 2010 in order to be timely. However, in the event that the date of the forthcoming annual meeting is more than thirty days after the anniversary date of the prior year’s meeting, such written notice will also be timely if it is received by the Corporate Secretary by the earlier of (1) the 10th day prior to the forthcoming meeting date, or (2) the close of business on the 10th day following the date on which the Company first makes public disclosure of the meeting date.

The advance notice by stockholders must include the stockholder’s name and address, a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business, a brief description of the proposed business, the reason for conducting such business at the annual meeting, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must also be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

To Include Proposal in the Company’s Proxy Statement. In order for a stockholder proposal to be eligible for inclusion in the proxy materials of the Company for the 2010 annual meeting of stockholders, it must be received at the Company’s executive offices no later than December 4, 2009. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. See “Corporate Governance—Director Nominations” regarding the deadlines and procedures for submitting a director candidate for consideration by the Nominating and Governance Committee.

MISCELLANEOUS

The Report of the Audit Committee and the Report of the Compensation Committee which are set forth in this proxy statement shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information under such headings by reference, and shall not otherwise be deemed filed under such Acts.

By Order of the Board of Directors,
Maria A. Grasso Corporate Secretary

Lake Success, New York

April 9, 2009

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR, ALTERNATIVELY, TO INDICATE YOUR VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, IF AVAILABLE.

APPENDIX A

AUDIT COMMITTEE CHARTER

OF

FLUSHING FINANCIAL CORPORATION

STATEMENT OF PURPOSE

The Audit Committee will assist the Board of Directors in fulfilling its oversight responsibilities of Flushing Financial Corporation (FFIC) and Flushing Savings Bank (FSB) or the “Company” and its subsidiaries. The Audit Committee will review the financial reporting process, the systems and processes of internal control and compliance and the audit process. In performing its duties, the Committee will maintain effective working relationships with the Board of Directors, management and the internal and external auditors. To effectively perform his or her role, each Committee member will obtain an understanding of the detailed responsibilities of Committee membership as well as the company’s business, operations and risks.

ORGANIZATION

The Committee will be comprised of three or more directors as determined by the Board of Directors, each of whom will be “independent” within the meaning of the rules applicable to companies quoted on the Nasdaq National Market. Committee members will serve at the pleasure of the Board of Directors. A Committee Chairman will be designated by the Board of Directors. All Committee members will have, at a minimum, a working familiarity with basic finance and accounting practices. The Board of Directors will endeavor to appoint at least one Committee member that is an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission (the “SEC”) under the Sarbanes-Oxley Act of 2002. Committee members may enhance their understanding of finance and accounting through educational programs offered by the company or an outside consultant.

MEETINGS

Meetings of the Committee will be held not less than quarterly. In furtherance of its purpose, the Committee will provide sufficient opportunity for the external auditors, the director of internal audit and management to meet with the Committee in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately. The Committee will make regular reports and appropriate recommendations to the Board of Directors.

AUTHORITY

The Audit Committee will have the sole authority to appoint or replace the external auditor of the company. The Audit Committee will be directly responsible for the compensation and oversight of the work of the company’s external auditor (including the resolution of disagreements between management and the external auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The external auditor will report directly to the Audit Committee. The Audit Committee will have the authority to engage independent counsel and other advisers, as it deems necessary to carry out its responsibilities. The company will provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the external auditor engaged by the company for the purpose of rendering or issuing an audit report and to any advisers engaged by the Audit Committee.

ROLES AND RESPONSIBILITIES

A.	Internal Control

1.	Require that the external auditors, internal auditors and management keep the Audit Committee informed regarding fraud, illegal acts, deficiencies in internal control, and similar matters.

2.	Consider whether internal control recommendations made by internal and external auditors have been implemented by management.

3.	Determine the extent to which internal and external auditors review (i) computer systems and applications, (ii) the security of such systems and applications, and (iii) the contingency plan for processing financial information in the event of a systems breakdown.

B.	Financial Reporting

1.	Meet with management and the external auditors to review annual and quarterly financial statements, issues related thereto and the results of the external auditors’ annual audit or quarterly review, as the case may be.

2.	Review the company’s earnings press releases with management, including the use of “pro-forma” or “adjusted” non-GAAP information.

3.	Ask management and the internal and external auditors about significant risks and exposures and the plans to minimize such risks.

4.	Consider significant judgments, including those made as to asset and liability valuation, loan losses or the selection and application of accounting principles.

5.	Review management’s disposition of proposed audit adjustments identified by the external auditors.

6.	Require that the external auditors communicate their judgment regarding the integrity and quality of the financial statements to the committee and review, upon receipt, the report (oral or written) of the external auditors on:

•	All critical accounting policies and practices

•

All alternative accounting treatments within GAAP for policies and practices related to material items that have been discussed with management (including ramifications of the use of such alternative treatments and disclosures, and the treatment preferred by the accounting firm)

•	Material written communications between the accounting firm and management, such as any management letter or schedule of unadjusted audit differences

7.	To gain insight into the fairness of the statements and disclosures, obtain views and, where appropriate, explanations from management and from the internal and external auditors on whether:

•	Generally accepted accounting principles have been consistently applied

•	There are any significant or unusual events or transactions

•	The company’s financial and operating controls are functioning effectively

•	The financial statements contain adequate and appropriate disclosures

8.	Review disclosures, if any, made to the audit committee by the Company’s Disclosure Committee or, in connection with their certification of periodic reports, the CEO and CFO.

C.	Internal Audit

1.	Review the activities and organizational structure of the internal audit function.

2.	Review the qualifications of the internal audit function and participate in the appointment, replacement, reassignment or dismissal of the director of internal audit.

3.	Review the effectiveness of the internal audit function.

4.	Review the scope of internal audit’s work plan for the year and receive a summary report of significant findings by internal auditors and management’s response to the conditions reported.

D.	External Audit

1.	Review the external auditors’ proposed audit scope and approach.

2.	Review the performance of the external auditors.

3.	Obtain from the external auditors and review the confirmation required to be provided by the external auditors as to their independence in accordance with professional standards.

4.	Ensure the 5-year rotation of audit lead and concurring partners as required by law.

5.	Recommend to the Board of Directors policies for the company’s hiring of current or former employees of the external auditor who served as members of the company’s audit engagement team.

6.	Pre-approve, on a case-by-case basis, all audit, review or attest services and permitted non-audit services (including the fee arrangements and terms in respect of such services) to be performed by the external auditors for the company, other than a de minimus amount of non-audit services not to exceed, in the aggregate, 5% of total revenues paid to the external auditors during the fiscal year that were not known as non-audit services at the time of the engagement and that are promptly made known to the Audit Committee and approved by the Audit Committee prior to completion of the audit.

E.	Other Responsibilities

1.	Make the report required by the SEC to be included in the Company’s annual proxy statement.

2.	Review with management, the director of internal audit and the external auditors the assessment of the adequacy of internal controls over financial reporting under section 404 of the Sarbanes-Oxley Act of 2002, section 112 of the Federal Deposit Insurance Corporation Improvement Act of 1991, and the review of the quarterly/annual reports required to be filed by management.

3.	Establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

4.	Require that significant findings and recommendations made by the internal and external auditors are received and discussed on a timely basis.

5.	Perform other oversight functions as requested by the full Board of Directors.

6.	Periodically review and assess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct internal control or other audits, or to ascertain the structure of internal controls, or to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent external auditor. Nor is it the duty of the Committee to conduct investigations or to resolve disagreements, if any, between management and the independent external auditors.

002CS-18430

FFIC FLUSHING
www.flushingsavings.com Financial Corp.

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## Electronic Voting Instructions

**You can vote by Internet or telephone!**
**Available 24 hours a day, 7 days a week!**

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Standard Time, on May 19, 2009.**

### Vote by Internet

### Vote by telephone

## Annual Meeting Proxy Card

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1. Election of Class B Directors:

| Nominee | For | Withhold |
|---|---|---|
| 01 - Steven J. D'Iorio (for a term expiring in 2012) | ☐ | ☐ |
| 02 - Louis C. Grassi (for a term expiring in 2012) | ☐ | ☐ |
| 03 - Sam Han (for a term expiring in 2012) | ☐ | ☐ |
| 04 - John E. Roe, Sr. (for a term expiring in 2012) | ☐ | ☐ |

+

| Proposal | For | Against | Abstain |
|---|---|---|---|
| 2. Advisory Approval of Flushing Financial Corporation's Executive Compensation Programs. | ☐ | ☐ | ☐ |
| 3. Ratification of Appointment of Grant Thornton, LLP as Independent Registered Public Accounting Firm for year ending December 31, 2009. | ☐ | ☐ | ☐ |

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or at any adjournment thereof.

**B Non-Voting Items**

**Change of Address** — Please print new address below.

C 1234567890 JNT

+

<STOCK#> 0119EA

FFIC FLUSHING

www.flushingsavings.com Financial Corp.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000004

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

C123456789

Electronic Voting Instructions

Available You can vote 24 hours by Internet a day, or 7 days telephone! a week!

Instead methods of outlined mailing below your proxy, to vote you your may proxy choose . one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

12:00 Proxies a.m submitted ., Eastern by Standard the Internet Time, or on telephone May 19, 2009 must . be received by

Vote by Internet

Log on to the Internet and go to www.investorvote.com

Follow the steps outlined on the secured website.

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board of Directors recommends a vote FOR the election of all nominees, FOR Proposal 2 and FOR Proposal 3.

1. Election of Class B Directors:

01—Steven (for a term J. D’Iorio expiring in 2012)

04—John (for a E. term Roe, expiring Sr. in 2012)

For Withhold

For Withhold

02—Louis (for a term C. Grassi expiring in 2012)

03—Sam (for a Han term expiring in 2012)

For Withhold

2. Advisory Executive Approval Compensation of Flushing Programs. Financial Corporation’s

For Against Abstain

3. Ratification Independent of Registered Appointment Public of Grant Accounting Thornton, Firm LLP for as year ending December 31, 2009.

For Against Abstain

In come their before discretion, the meeting the proxies or at are any authorized adjournment to vote thereof. upon other business as may properly

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below full Please title. sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

FFIC FLUSHING

www.flushingsavings.com Financial Corp.

Proxy — Flushing Financial Corporation

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 19, 2009

The undersigned hereby appoints Maria A. Grasso and David W. Fry, and each of them, proxies for the undersigned, with full power of substitution and revocation in each, to vote all shares of Flushing Financial Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Flushing Financial Corporation to be held on Tuesday, May 19, 2009 at 2:00 p.m., New York time, at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, or at any adjournment thereof.

Please indicate your vote by telephone or over the Internet as described on the reverse side of this proxy card, or mark, date, sign and return this proxy as indicated on the reverse side to vote on any item. If you wish to vote by mail in accordance with the Board of Directors’ recommendations, please sign on the reverse side and return promptly in the enclosed envelope; no boxes need to be checked.

The shares represented by this proxy will be voted as directed by the stockholder(s). If no direction is given when the duly executed proxy is returned, such shares will be voted FOR the election of all nominees in Item 1, FOR proposal 2, and proposal 3.

TO DIRECT A VOTE, PLEASE INDICATE YOUR INSTRUCTIONS BY TELEPHONE OR OVER THE INTERNET AS DESCRIBED BELOW, OR MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.